Exhibit 10.1

REVOLVING CREDIT AND TERM

LOAN AGREEMENT

DATED AS OF AUGUST 10, 2004

AMONG

COMMERCIAL VEHICLE GROUP, INC.,

as the Company

THE SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTIES HERETO,

THE FOREIGN CURRENCY BORROWERS

FROM TIME TO TIME PARTIES HERETO,

THE BANKS

FROM TIME TO TIME PARTIES HERETO

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent, and

COMERICA BANK,

as Syndication Agent

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402

Exhibit 10.1

REVOLVING CREDIT AND TERM LOAN AGREEMENT

     THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of August 10, 2004, is by and among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), the SUBSIDIARY BORROWERS from time to time parties hereto, the FOREIGN CURRENCY BORROWERS from time to time parties hereto, the BANKS from time to time parties hereto, U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as administrative agent for the Banks (in such capacity, the “Agent”) and COMERICA BANK, a Michigan banking corporation, one of the Banks, as syndication agent for the Banks (in such capacity, the “Syndication Agent”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     “Account”: As at any date of determination, all “accounts” (as such term is defined in the UCC) of a Borrower, including, without limitation, the unpaid portion of the obligation of a customer of a Borrower in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Borrower, as stated on the respective invoice of a Borrower.

     “Account Debtor”: The Person who is obligated on or under an Account.

     “Adjusted Eurocurrency Rate”: With respect to each Interest Period applicable to a Eurocurrency Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurocurrency Rate for such Interest Period by the difference of 1.00 minus the Eurocurrency Reserve Percentage.

     “Advance”: Any portion of the outstanding Revolving Loans or Term Loans or Term Loans (Foreign Currency) by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurocurrency Rate Advance or a Prime Rate Advance, and may, as the context may require, include a Foreign Currency Advance.

     “Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, ten percent or more of the voting Equity Interests of the Person referred to, (c) each Person, ten percent or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

     “Agent”: As defined in the opening paragraph hereof.

     “Aggregate Revolving Commitment Amounts”: As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

     “Applicable Lending Office”: For each Bank and for each type of Advance, the office of such Bank identified as such Bank’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrowers’ Agent as the office by which its Advances of such type are to be made and maintained.

     “Applicable Commitment Fee Percentage”: Subject to the last sentence of this definition, for an initial period beginning on and including the Closing Date through February 10, 2005, the Applicable Commitment Fee Percentage shall be 0.375%, and thereafter with respect to each period beginning five days after the financial statements and compliance certificate required by Sections 5.2(a) and (b) are delivered with respect to any fiscal quarter (commencing with the fiscal quarter ending December 31, 2004) and ending on the day five days after the date such financial statements and compliance certificate for the next fiscal quarter are actually delivered, the percentage specified in the table below as the Applicable Commitment Fee Percentage based on the Total Leverage Ratio calculated as of the end of the fiscal quarter for which such statements were delivered:

Applicable Commitment
Total Leverage Ratio	Fee Percentage
≥ 3.00x	0.500%
≥ 2.50x to <3.00x	0.500%
≥ 2.00x to <2.50x	0.375%
≥ 1.50x to <2.00x	0.250%
< 1.50x	0.250%

During the period beginning on the date five days after the financial statements and compliance certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.2(a) and (b) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Commitment Fee Percentage shall be as specified for a Total Leverage Ratio greater than 3.00.

     “Applicable Margin”: Subject to the last sentence of this definition, for an initial period beginning on and including the Closing Date through February 10, 2005, the Applicable Margin for Prime Rate Advances shall be 1.00% per annum and for Eurocurrency Rate Advances shall be 2.25% per annum, and thereafter with respect to each period beginning five days after the financial statements and compliance certificate required by Sections 5.2(a) and (b) are delivered with respect to any fiscal quarter (commencing with the fiscal quarter ending December 31, 2004) and ending on the day five days after the date such financial statements and compliance certificate for the next fiscal quarter are actually delivered, the percentage specified in the table below as applicable to Prime Rate Advances or Eurocurrency Advances, based on the Total Leverage Ratio calculated as of the end of the fiscal quarter for which such financial statements were delivered:

	Eurocurrency	Prime
	Rate	Rate
Total Leverage Ratio	Advances	Advances
≥ 3.00x	3.25%	1.75%
≥ 2.50x to <3.00x	2.75%	1.50%
≥ 2.00x to <2.50x	2.25%	1.00%
≥ 1.50x to <2.00x	2.00%	0.75%
< 1.50x	1.75%	0.50%

During the period beginning on the date five days after the financial statements and compliance certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.1(a) and (b) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Margin shall be as specified for a Total Leverage Ratio greater than 3.00. The Applicable Margin applicable to any outstanding Eurocurrency Rate Advances and Prime Rate Advances shall change as and when the Applicable Margin changes pursuant to this definition.

     “Assignees”: As defined in Section 9.6(c).

     “Assignment Agreement”: As defined in Section 9.6(c).

     “Assumption Letter”: A certain letter of a new Subsidiary Borrower in substantially the form of Exhibit 1.1A hereto.

     “Banks”: The banks listed on the signature pages of this Agreement.

     “Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

     “Borrowers”: The Company, the Subsidiary Borrowers and the Foreign Currency Borrowers.

     “Borrowers’ Agent”: The Company.

     “Borrower Loan Documents”: This Agreement, the Notes and any of the Security Documents to be executed by a Borrower.

     “Borrowing Base”: With respect to Subsidiary Borrowers, as determined in accordance with the formula set forth in Exhibit 1.1B.

     “Borrowing Base Certificate”: A certificate in the form of Exhibit 1.1C.

     “Borrowing Base Deficiency”: At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

     “Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the States of Minnesota or Michigan) on which banks are permitted to be open in Minneapolis, Minnesota and Detroit, Michigan.

     “Capital Expenditures”: For any Person for any period, the sum of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person; provided, however, that Capital Expenditures shall not include (i) proceeds from insurance or condemnation to the extent that such proceeds from insurance or condemnation are reinvested in assets as permitted under this Agreement, (ii) any portion of the purchase price paid in connection with a Permitted Acquisition or (iii) proceeds from the sale of assets reinvested within 180 days in assets, (iv) amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP) or (v) are made from proceeds from the sale or issuance of equity by, or equity contribution made to the Company.

     “Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     “Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     “Cash Dividends”: Dividends paid in cash by the Company to its shareholders.

     “Cash Equivalents”: Cash, cash equivalents or short-term marketable debt securities.

     “Change of Control”: With respect to the Company, the occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons (other than Onex Corporation) acting in concert acquiring by contract or otherwise, or entering into a contract or agreement which upon consummation will result in its or their acquisition of, control over Equity Interests of the Company representing 18% or more of the combined voting entitled to vote in the election of directors of the Company, and (b) the Company ceasing to own, directly or indirectly at least 51% of all Equity Interests of each Subsidiary thereof entitled to vote in the election of directors (or other similar body) of such Subsidiary.

     “Charges”: As defined in Section 9.19.

     “Closing Date”: Any Business Day selected by the Borrowers for the making of the first Loans hereunder; provided, that all the conditions precedent to the obligation of the Banks to make such Loans, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied.

     “Code”: The Internal Revenue Code of 1986, as amended.

     “Collateral”: All Property and interests in Property and proceeds thereof now owned or hereafter acquired by the Company, the Subsidiary Borrowers or any other Person in or upon which a Lien now or hereafter exists in favor of any Bank or the Agent for the benefit of the Agent and Banks, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

     “Commitments”: The Revolving Commitments and the Term Loan Commitments and the Term Loan Commitments (Foreign Currency) and the Swingline Commitment.

     “Consolidated Interest Expense”: For any period, the total interest expense (including that attributable to capital leases) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (excluding costs and expenses related to the incurrence of indebtedness).

     “Consolidated Cash Interest Expense”: For any period, Consolidated Interest Expense payable in cash less (i) any reasonable fees (including underwriting fees) and expenses paid in connection with the consummation of the Merger, IPO, Permitted Acquisitions or permitted Investments, (ii) any payments made to obtain any Rate Contracts, (iii) any agent or collateral monitoring fees paid or required to be paid pursuant to this Agreement, (iv) the actual or implied interest component of any consulting payments, (v) interest on obligations incurred in connection with the repurchase of equity permitted hereunder and (vi) unused line fees and letter of credit fees and expenses paid hereunder, in each case net of interest income for such period, as determined in accordance with GAAP.

     “Contingent Obligation”: As to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “Primary Obligations”) of another Person (the “Primary Obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such Primary Obligations or any security therefore, (ii) to advance or provide funds for the payment or discharge of any such Primary Obligation, or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (iv) otherwise to assure or hold harmless the holder of any such Primary Obligation against loss in respect thereof (each of (i)-(iv), a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplied or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Rate Contract. The amount of any Contingent Obligation, (w) in the case of Guaranty Obligations, shall be deemed equal to the least of (i) the stated or determinable amount of the Primary Obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (ii) the stated amount of the guaranty, and (iii) to the extent such Guaranty Obligation is limited to recovery against a particular asset, the fair market value of such asset, (x) in the case of Contingent Obligations in respect of Rate Contracts, shall be deemed equal to the aggregate Rate Contract Termination Value of such Rate Contracts, (y) in the case of Contingent Obligations in respect of Surety Instruments, shall be deemed equal to the probable amount of the expected liability thereunder, and (z) in the case of Contingent Obligations in respect of Non-Surety Letters of Credit, shall be deemed equal to (A) the face amount of outstanding Non-Surety Letters of Credit which are not Letters of Credit and (B) the outstanding amount of Letters of Credit Obligations in respect of Non-Surety Letters of Credit which are Letters of Credit.

     “Contractual Obligation”: As to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

     “Controlled Group” The Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

     “Debenture”: That certain Guaranty and Debenture dated concurrently herewith between the Foreign Currency Borrowers and U.S. Bank National Association as trustee for the Agent, the Syndication Agent and the Banks, as the same may be amended, restated or otherwise modified from time to time.

     “Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

     “Defaulting Bank”: At any time, any Bank that, at such time (a) has failed to make a Revolving Loan or its Term Loan or its Term Loan (Foreign Currency) or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

     “Disposition”: (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 6.2 (other than subsections 6.2(a)(ii) and 6.2(b)), and (b) the sale or transfer by a Borrower or any Subsidiary of any Equity Interests issued by any Subsidiary and held by such transferor Person, except as expressly permitted under Section 6.2.

     “Dollar Amount”: Any currency at any date shall mean (i) the amount of such currency if such currency is U.S. Dollars or (ii) the Equivalent Amount thereof if such currency is any currency other than U.S. Dollars. Unless otherwise expressly provided, all references herein to the “Dollar Amount” of any Foreign Currency Advance shall mean the Dollar Amount of the outstanding principal amount of such Foreign Currency Advance.

     “Domestic Subsidiary”: Any Subsidiary that is not a Foreign Subsidiary.

     “Dormant Subsidiary”: Any Subsidiary listed in Schedule 1.1(a) hereto.

     “Earn-outs”: All obligations incurred in connection with any Permitted Acquisition under deferred purchase arrangements including any such arrangements, non-compete agreements, consulting agreements, purchase agreements and earn-out agreements, in each case excluding obligations upon any interest-bearing indebtedness incurred or assumed in connection with such Permitted Acquisition.

     “EBITDA”: For any period of determination, the consolidated net income of the Borrowers and their Subsidiaries plus (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization and (iv) unusual or non-recurring non-cash charges, non-cash fees and non-cash expenses, (v) costs, fees, charges and expenses incurred in connection with the Merger, and (vi) management fees, consulting fees, advisory fees or similar fees to HCI Partners LLC or any of its Affiliates, plus, in each case, to the extent approved by the Required Banks: (vii) proceeds from business interruption insurance, (viii) payments upon Earn-outs (provided that such addition is consistent with GAAP), (ix) reasonable costs, fees, expenses, charges and any one time payments made related to any Permitted Acquisition, Investments, issuance of Equity Interests, recapitalization, Disposition or Indebtedness, in each case as may be permitted by this Agreement, (x) one time compensation charges, including, without limitation, stay bonuses paid to existing management and severance costs, (xi) expenses and charges which will be indemnified or reimbursed, and (xii) all other non-cash charges; provided, that EBITDA shall be calculated after giving effect on a pro forma basis to any Permitted Acquisition as if such Permitted Acquisition occurred on the first day of the applicable period, in each case as determined on a consolidated basis for the Company and to Subsidiaries in accordance with GAAP. In addition, to the extent consistent with GAAP, net income shall be calculated without giving effect to (A) any write-off of financing cost incurred as a result of the refinancing of Indebtedness existing immediately prior to the Closing Date, (B) purchase accounting or similar adjustments required or permitted by GAAP, in connection with the Merger and any Permitted Acquisition, (C) any gain or loss recognized in determining consolidated net income (or net loss) for such period in respect of pension and other post-retirement benefits permitted by this Agreement, (D) any gain or loss recognized in determining consolidated net income (or loss) for such period in respect of pension assets, (E) extraordinary gains or losses, (F) gains or losses from asset dispositions permitted by this Agreement or (G) gains or losses from discontinued operations, or (H) gains or losses with respect to foreign exchange and/or interest rate protection adjustments reflected in the income statement of the Company. For the three fiscal quarters ending on the following dates, EBITDA shall be deemed to be the respective amounts indicated: December 31, 2003 — $9,461,000; March 31, 2004 — $10,013,000; and June 30, 2004 — $12,331,000.

     “EBITDAR”: For any period of determination, EBITDA for such period, plus Rental Obligations for such period.

     “Environmental Claims”: all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower.

     “Environmental Law”: All foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to protection of the environment or health, safety or land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

     “Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or a limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     “Equivalent Amount”: Any currency at any date shall mean the equivalent in U.S. Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Agent or the applicable Foreign Currency Funding Agent, as the case may be, or an Affiliate of the Agent or such Foreign Currency Funding Agent, in the London interbank market (or other market where the Agent’s or such Foreign Currency Funding Agent’s, as applicable, foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 A.M. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Agent or such Foreign Currency Funding Agent, as applicable, from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent or the applicable Foreign Currency Funding Agent, as the case may be, or an Affiliate of the Agent or such Foreign Currency Funding Agent, may use any reasonable method it deems appropriate (after consultation with the Company) to determine such amount, and such determination shall be conclusive absent manifest error.

     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which a Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     “ERISA Event”: (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any Subsidiary of the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower or any member of the Controlled Group may be directly or indirectly liable.

     “Eurocurrency Applicable Reference Page”: Any generally-published reference on interest rates applicable to Dollars and Foreign Currencies from time to time selected by the Agent (or, as to the Foreign Currency Advances, the Foreign Currency Funding Agent), in its sole discretion, which may include (a) the Reuters Screen LIBO Page, (b) Page 1700 and following pages on the Knight-Ridder MoneyCenter Service, or (c) Telerate Page 3750, or other applicable pages setting forth rates of interest on the Dow Jones Telerate Service (or in any case, such other pages as may replace the pages on such services for the purpose of displaying London interbank offered rates of major banks for Dollar, or if applicable, Foreign Currency, deposits). “Telerate page 3750” means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

     “Eurocurrency Business Day”: A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurocurrency market and a day on which banks are open for business in New York City and Minneapolis, Minnesota, and as to determinations made with respect to Foreign Currency Advances, in London, England.

     “Eurocurrency Rate”: With respect to each Interest Period applicable to a Eurocurrency Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Eurocurrency

Applicable Reference Page as of 11:00 AM, London time (or such other time as of which such rate appears) two Eurocurrency Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent (or, as to Foreign Currency Advances, the Foreign Currency Funding Agent) at such time based on such other published service of general application as shall be selected by such Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the relevant Agent may determine the rate based on rates at which United States dollar deposits are offered to the relevant Agent in the interbank Eurocurrency market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Loan to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%).

     “Eurocurrency Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurocurrency Rate.

     “Eurocurrency Reserve Percentage”: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents. The rate of interest applicable to any outstanding Eurocurrency Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

     “Event of Default”: Any event described in Section 7.1.

     “Event of Loss”: With respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

     “Excess Cash Flow”: For any period of determination, the sum (determined without duplication) of (a) EBITDA for such period, minus (b) income taxes and Interest Expense paid (to the extent such taxes and Interest Expense are paid in cash), minus (c) all scheduled principal payments made in respect of Indebtedness during such period (excluding mandatory prepayments upon the Loans made with Excess Cash Flow), minus (d) all Capital Expenditures made during such period (to the extent not financed with Indebtedness permitted hereunder (other than with the proceeds of Revolving Loans)), minus (e) all payments permitted to be made pursuant to Section 6.11, minus, (f) all Investments made in cash to the extent permitted hereunder, minus (g) amounts added to net income in calculating EBITDA pursuant to clauses (v), (vi), (vii), (viii), (ix) and (x) of the first sentence of the definition of EBITDA contained in this Agreement, plus (h) amounts excluded from net income in calculating EBITDA pursuant to clauses (B), (C), (D), (E), (F), (G) and (H) of the second sentence of the definition of EBITDA contained in this Agreement, plus or minus (i) the net change in working capital (excluding changes in cash balances, changes in short term indebtedness and changes in deferred taxes) of the Company and its Subsidiaries during such period, minus (j) all optional prepayments made on Indebtedness existing on the date hereof (other than the Obligations).

     “Excluded Issuances”: The sale or issuance of debt securities by the Borrowers (a) to any Person who holds an Equity Interest in any Borrower as of the Closing Date in an aggregate amount not to exceed $1,000,000 in any fiscal year, (b) to members of the management of any Borrower or any of its Subsidiaries in the Ordinary Course of Business and (c) the proceeds of which will be used to make (i) Capital Expenditures in the Ordinary Course of Business to the extent such expenditures are otherwise permitted pursuant to the terms of this Agreement and (ii) Investments of the type expressly permitted hereunder; provided, that any such debt securities issued by any Borrower shall constitute Subordinated Indebtedness hereunder, are unsecured and subordinated in a manner acceptable to the Agent and the Required Banks and contain other terms and conditions acceptable to the Agent and the Required Banks.

     “Excluded Subsidiaries”: Any Subsidiary (other than a Foreign Currency Borrower) that either (a) is a Dormant Subsidiary or (b) is an immaterial Foreign Subsidiary.

     “Existing Letters of Credit”: The letters of credit outstanding on the Closing Date and issued by Comerica Bank for the account of the Company or a Subsidiary and specified on Exhibit 1.1D.

     “Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter”: That certain letter dated the date of this Agreement between the Borrowers’ Agent and the Agent concerning certain fees payable to the Agent and the Syndication Agent.

     “Fixed Charge Coverage Ratio”: For any period of determination, the ratio of (i) EBITDAR, minus Capital Expenditures of the Company and its Subsidiaries, minus taxes paid in cash by the Company and its Subsidiaries, minus Cash Dividends, minus Management Fees paid in cash to (ii) the sum of Fixed Charges.

     “Fixed Charges”: With respect to the Company and its Subsidiaries on a consolidated basis, for any period of determination, (a) Consolidated Cash Interest Expense, (b) Rental Obligations, (c) regularly scheduled amortization payments made by the Company and its Subsidiaries in respect of principal on the Obligations, and (d) obligations upon Earn-outs that are paid in cash.

     “Foreign Currency”: United Kingdom Pounds Sterling.

     “Foreign Currency Addendum”: An addendum to this Agreement in the form as shall be approved by the Foreign Currency Funding Agent and the Agent and the Banks.

     “Foreign Currency Advance”: The Term Loans (Foreign Currency) and any portion of the outstanding Revolving Loans that is made in the Foreign Currency. A Foreign Currency Advance may be at a Eurocurrency Rate Advance or a Prime Rate Advance.

     “Foreign Currency Bank”: With respect to Foreign Currency Advances for Revolving Loans, initially U.S. Bank National Association and thereafter any Bank that is a party to an applicable Foreign Currency Addendum. With respect to Term Loans (Foreign Currency), initially U.S. Bank National Association and thereafter any Bank that is party to an applicable Foreign Currency Addendum.

     “Foreign Currency Borrowers”: Each of the Company’s Foreign Subsidiaries that are listed on the signature pages of this Agreement.

     “Foreign Currency Sublimit”: U.K. Pounds Sterling £15,000,000.

     “Foreign Subsidiary”: Any Subsidiary that is organized under the laws of a jurisdiction not in the United States of America or any Subsidiary of a Person that is organized in such a jurisdiction.

     “Funded Indebtedness”: For any Person, the indebtedness of such Person specified in clauses (a) and (d) of the definition of “Indebtedness” as well as other interest-bearing Indebtedness.

     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

     “Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Guaranty Obligation”: As defined in the definition of “Contingent Obligation”.

     “Hazardous Materials”: All those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

     “Holding Account”: A deposit account belonging to the Agent for the benefit of the Banks into which the Borrowers may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrowers, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon or applied as specified in Section 2.7(b), as the case may be.

     “Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

     “Indebtedness”: For any Person, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued expenses entered into or incurred in the ordinary course of business); (c) all Contingent Obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all principal and interest obligations (classified as a liability on such Person’s balance sheet) with respect to Capitalized Leases; (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; provided, that (1) Indebtedness shall not include Earn-outs or Obligations payable in the Ordinary Course of Business with respect to preferred equity, employee consulting arrangements, deferred rent, deferred taxes, employment agreements and deferred compensation and (2) the amount of Indebtedness which is non-recourse to the obligor thereunder or to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (A) the limited amount of such obligation and (B) the fair market value of such asset. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness then outstanding of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable.

     “Indemnitee”: As defined in Section 9.12.

     “Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

     “Interest Coverage Ratio”: For any period of determination, the ratio of (a) EBITDA, to (b) Consolidated Cash Interest Expense.

     “Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of Borrowers, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under Rate Contracts, in each case determined in accordance with GAAP.

     “Interest Period”: With respect to each Eurocurrency Rate Advance, the period commencing on the date thereof or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Eurocurrency Rate Advance and ending one, two, three or six months thereafter, as the Borrowers may elect in the applicable notice of borrowing, continuation or conversion; provided that with respect to each Eurocurrency Rate Advance:

     (1) Any Interest Period that would otherwise end on a day which is not a Eurocurrency Business Day shall be extended to the next succeeding Eurocurrency Business Day unless such Eurocurrency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurocurrency Business Day;

     (2) Any Interest Period that begins on the last Eurocurrency Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurocurrency Business Day of a calendar month; and

     (3) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Termination Date shall end on the Termination Date, and any Interest Period applicable to an Advance on a Term Loan or its Term Loan (Foreign Currency) that would otherwise end after the scheduled maturity of such Term Loan or Term Loan (Foreign Currency) shall end on such maturity.

     “Inventory”: All of the “inventory” (as such term is defined in the UCC) of the Borrower, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s custody or possession, including inventory on the premises of others and items in transit.

     “Investment”: As defined in Section 6.4.

     “IPO”: The initial public offering of the Company pursuant to the registration statement provided to the Agent.

     “Letter of Credit”: An irrevocable letter of credit issued by a Letter of Credit Bank pursuant to this Agreement for the account of a Borrower, including the Existing Letters of Credit.

     “Letter of Credit Bank”: (a) U.S. Bank National Association, (b) as to the Existing Letters of Credit, Comerica Bank and/or (c) from time to time, a Bank approved by the Borrowers and the Agent that issues Letters of Credit, in its capacity as such issuer.

     “Letter of Credit Fee”: As defined in Section 2.15(c).

     “Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

     “Loan”: A Revolving Loan or a Term Loan or a Term Loan (Foreign Currency) or a Swingline Loan.

     “Loan Documents”: This Agreement, the Notes and the Security Documents.

     “Management Agreement”: That certain management agreement to be entered into between the Company and HCI Partners, LLC or an Affiliate thereof.

     “Management Fees”: Payments of management fees made to HCI Partners, LLC or its Affiliates or any of their successors.

     “Margin Stock”: As such term is defined in Regulation T, U or X of the Board.

     “Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of a Borrower or any of their material Subsidiaries to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any material Lien granted to the Banks or to the Agent for the benefit of the Banks under any of the Security Documents.

     “Maximum Rate”: As defined in Section 9.19.

     “Merger”: The merger of Trim Merger Co. with and into Trim Systems, Inc. and the exchange of shares of common stock of Bostrom Holding, Inc. for the outstanding shares of Trim Systems, Inc. pursuant to that certain Agreement and Plan of Merger dated as of May 20, 2004.

     “Money Markets”: At any time, one or more wholesale funding markets selected by the Agent in its sole discretion, including markets for the funding of negotiable certificates of deposit, commercial paper, Eurocurrency deposits, bank notes, federal funds, interest rate swaps and others.

     “Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the

Closing Date, or at any time after the Closing Date) for employees of a Borrower or any ERISA Affiliate.

     “Net Issuance Proceeds”: In respect of any issuance of debt securities, cash proceeds and non-cash proceeds received or receivable in connection therewith, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower, or if an Affiliate of the Borrower then provided only that such costs and expenses are reasonable and are incurred on an arm’s length basis.

     “Net Proceeds”: Proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition, excluding direct costs payable to the Borrower or any Affiliate of the Borrower (but specifically including direct costs payable to an Affiliate or a Subsidiary of the Borrower to the extent payable pursuant to the Management Agreement or upon fair and reasonable terms no more favorable to such Affiliate or such Subsidiary of the Borrower, as the case may be, than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Affiliate or such Subsidiary, as the case may be), (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (iv) any customary and reasonable reserves established in connection with such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

     “Note”: A Term Note or a Revolving Note or the Swingline Note or a Term Note (Foreign Currency).

     “Obligations”: The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrowers under this Agreement or any other Borrower Loan Document and Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.

     “Ordinary Course of Business”: In respect of any transaction involving a Borrower or any Subsidiary of a Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

     “Organization Documents”: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement (or the equivalent) and articles or certificate of formation.

     “Other Taxes”: As defined in Section 2.26(b).

     “Outstanding Indebtedness”: As defined within the definition of “Total Leverage Ratio”.

     “Participants”: As defined in Section 9.6(b).

     “PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     “Permitted Acquisition”: Any acquisition by the Company or any Subsidiary of stock or assets of Persons conducting businesses similar to those of the Company or such Subsidiary, as long as (a) the Agent and the Banks have been notified of such acquisition not less than 15 days in prior to the consummation thereof and has been provided with such information as the Agent may reasonably request with respect to the acquired business, (b) both before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing, (c) the Company has demonstrated pro forma compliance with Sections 6.18, 6.19, 6.20 and 6.21 for the first four fiscal quarters ending after the closing of such acquisition, and (d) the total consideration paid by the Company or any Subsidiary in connection with such acquisitions does not exceed $20,000,000 in the aggregate in any fiscal year of the Company. For purposes of the foregoing, “total consideration” shall mean, without duplication, cash or other consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock), the total amount of any deferred payments or purchase money debt, all Indebtedness incurred to the seller, and the total amount of any Indebtedness or other acquisition-related obligations (including, without limitation, obligations pursuant to non-compete or consulting arrangements) assumed or undertaken in such transactions.

     “Permitted Liens”: As defined in Section 6.1.

     “Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     “Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Borrower or of any ERISA Affiliate.

     “Primary Obligation”: As defined within the definition of “Contingent Obligation”.

     “Primary Obligor”: As defined within the definition of “Contingent Obligation”.

     “Prime Rate”: The greater of (a) the rate of interest from time to time publicly announced by the Agent as its “prime rate” and (b) the Federal Funds Rate plus 0.50% per annum, or, as to Foreign Currency Advances, the floating rate of interest for advances of the type of the Foreign Currency Advances maintained by the Foreign Currency Funding Agent or as may be provided in an applicable Foreign Currency Addendum. The Agent or the Foreign Currency Funding Agent may lend to its customers at rates that are at, above or below the relevant Prime Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

     “Prime Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Prime Rate.

     “Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

     “Property”: Any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     “Qualified Plan”: A pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

     “Rate Contracts”: Swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates with respect to the Obligations; provided that such agreements that have been designated as a Rate Contract by the relevant Rate Protection Provider by written notice to the Agent. The designation of any Rate Contract shall not create in favor of any Bank or any Rate Protection Provider thereto any rights in connection with the management or release of any collateral or of the obligations of any guarantor.

     “Rate Contract Termination Value”: In respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts (which may include any Bank).

     “Rate Protection Obligations”: The net liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Contract.

     “Rate Protection Provider”: Any Bank, or any Affiliate of any Bank, that is any Borrower’s counterparty under any Rate Contract.

     “Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     “Related Transactions”: The transactions contemplated by the the IPO and the Merger.

     “Rental Obligations”: For any period, the aggregate fixed amount payable by the Company or any of its Subsidiaries under any lease (or other agreement conveying the right to use) of any real or personal property by the Company or any of its Subsidiaries, as lessee, other than a Capitalized Lease.

     “Replaced Bank”: As defined in Section 2.25.

     “Replacement Bank”: As defined in Section 2.25.

     “Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

     “Required Banks”: So long as the Revolving Commitment remains outstanding, at any time, Banks, other than Defaulting Banks, holding at least 51% of the sum of the principal amount of the Revolving Commitment plus the aggregate unpaid principal Dollar Amount of the Term Notes and Term Notes (Foreign Currency), excluding Notes held by Defaulting Banks or, if the Revolving Commitment has been terminated, Banks holding 51% of the aggregate principal amount of the Notes, provided that, if at any date of determination, there are two or fewer Banks, the “Required Banks” shall constitute 100% of the Banks other than Defaulting Banks.

     “Requirement of Law”: As to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     “Responsible Officer”: The chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

     “Restricted Payments”: With respect to any Borrower and its Subsidiaries, collectively, all dividends or other distributions of any nature with respect to its own Equity Interests (cash, Equity Interests other than common stock of such Borrower, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by such Borrower and its Subsidiaries, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

     “Revolving Commitment”: With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

     “Revolving Commitment Amount”: With respect to a Bank, initially the amount set opposite such Bank’s name on Schedule 1.1(b) hereof as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.13.

     “Revolving Commitment Fees”: As defined in Section 2.15.

     “Revolving Loan”: As defined in Section 2.1.

     “Revolving Loan Date”: The date of the making of any Revolving Loans hereunder.

     “Revolving Notes”: The promissory notes of the Company and the Subsidiary Borrowers substantially in the form of Exhibit 1.1F, evidencing the obligation of such Borrowers to repay the Revolving Loans, and “Revolving Note” means any one of such promissory notes issued hereunder without distinction.

     “Revolving Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

     “Security Agreement”: A security agreement from each of the Borrowers to the Agent, for the benefit of the Banks, granting the Agent a security interest in, among other things, all business assets of such entity, including all Accounts, chattel paper, instruments, Inventory, machinery, equipment, fixtures and any general intangibles now owned or hereafter acquired by such entity, in the form required by the Agent, in each case as the same may be amended, restated or otherwise modified from time to time.

     “Security Documents”: The Security Agreements, the Debenture and the Share Charge.

     “Share Charge”: That certain Share Charge dated concurrently herewith between the Foreign Currency Borrowers and U.S. Bank National Association as trustee for the Agent, the Syndication Agent and the Banks, as the same may be amended, restated or otherwise modified from time to time.

     “Solvent”: As to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value (on a going concern basis) of the

Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and generally pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

     “Subordinated Indebtedness”: The Indebtedness of a Borrower or any of its Subsidiaries which is, upon the creation of such Indebtedness, contractually subordinated in right of payment to the Obligations in a manner acceptable to the Required Banks.

     “Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Company either directly or through one or more Subsidiaries.

     “Subsidiary Borrowers”: Each of the Company’s Domestic Subsidiaries that are listed on the signature pages of this Agreement as well as any other Domestic Subsidiary wholly-owned by the Company or by a Subsidiary wholly-owned by the Company that shall have delivered an Assumption Letter to the Agent in accordance with Section 2.2 together with applicable Notes and such other documents as the Agent may reasonably require. The initial Subsidiary Borrowers are: Commercial Vehicle Systems, Inc., National Seating Company, Trim Systems Operating Corp., Trim Systems, LLC and Tempress, Inc.

     “Surety Bonds”: All bonds issued for the account of the Company or any of its Subsidiaries to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

     “Surety Instruments”: All letters of credit (including standby and commercial) banker’s acceptances, bank guaranties, shipside bonds, performance bonds, Surety Bonds, remarketing agreements and similar instruments.

     “Swingline Commitment”: The revolving credit facility provided by U.S. Bank to the Company and the Subsidiary Borrowers described in Section 2.1(c).

     “Swingline Loan”: A loan made by U.S. Bank to the Company or a Subsidiary Borrower pursuant to Section 2.1(c).

     “Swingline Loan Date”: The date of the making of any Swingline Loan hereunder.

     “Swingline Note”: The promissory note of the Company and the Subsidiary Borrowers in favor of U.S. Bank and substantially in the form of Exhibit 1.1G.

     “Syndication Agent”: As defined in the opening paragraph hereof.

     “Taxes”: As defined in Section 2.26(a).

     “Term Loan”: As defined in Section 2.1.

     “Term Loan Commitment”: With respect to a Bank, the agreement of such Bank to make a Term Loan to the Borrowers in an amount equal to such Bank’s Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

     “Term Loan Commitment Amount”: With respect to a Bank, the amount set opposite such Bank’s name on Schedule 1.1(b) hereof as its Term Loan Commitment Amount.

     “Term Loan Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term Loan Commitment of such Bank and the denominator of which is the sum of the Term Loan Commitments of all the Banks.

     “Term Loan Termination Date”: The earliest of (a) July 31, 2010 and (b) the date on which all the Obligations become immediately due and payable pursuant to Section 7.2 hereof.

     “Term Notes”: The promissory notes of a Borrower, substantially in the form of Exhibit 1.1H, evidencing the obligation of such Borrower to repay the Term Loans, and “Term Note” means any one of such promissory notes issued hereunder without distinction.

     “Term Loan (Foreign Currency)”: As defined in Section 2.1.

     “Term Loan Commitment (Foreign Currency)”: With respect to a Bank, the agreement of such Bank to make a Term Loan (Foreign Currency) to the Borrowers in an amount equal to such Bank’s Term Loan Commitment Amount (Foreign Currency) upon the terms and subject to the conditions of this Agreement.

     “Term Loan Commitment Amount (Foreign Currency)”: With respect to a Bank, the amount set opposite such Bank’s name on Schedule 1.1(b) hereof as its Term Loan Commitment Amount (Foreign Currency).

     “Term Loan Percentage (Foreign Currency)”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term Loan Commitment (Foreign Currency) of such Bank and the denominator of which is the sum of the Term Loan Commitments (Foreign Currency) of all the Banks.

     “Term Notes (Foreign Currency)”: The promissory notes of a Borrower, substantially in the form of Exhibit 1.11, evidencing the obligation of such Borrower to repay the Term Loans (Foreign Currency), and “Term Note (Foreign Currency)” means any one of such promissory notes issued hereunder without distinction.

     “Termination Date”: The earliest of (a) July 31, 2009, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.13 hereof.

     “Total Leverage Ratio”: As of any date of determination, the ratio of (a) without duplication, all Funded Indebtedness of the Borrowers and their Subsidiaries determined on a consolidated basis as of such date (the “Outstanding Indebtedness”), to (b) EBITDA for the period of four fiscal quarters ending on such date.

     “Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrowers and their Subsidiaries that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

     “Total Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank, the Term Loan Commitment Amount of such Bank and the Dollar Amount of the Term Loan Commitment Amount (Foreign Currency) of such Bank and the denominator of which is the sum of the Revolving Commitment Amounts and Term Loan Commitment Amounts and Dollar Amount of the Term Loan Commitment Amounts (Foreign Currency) of all the Banks.

     “Total Revolving Outstandings”: As of any date of determination, the Dollar Amount of (a) the aggregate unpaid principal balance of Revolving Loans and Swingline Loans outstanding on such date, plus (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date, plus (c) the aggregate amount of Unpaid Drawings on such date.

     “Total Revolving Outstandings (Foreign Currency)”: As of any date of determination, (a) the aggregate unpaid principal balance of the Revolving Loans denominated in Foreign Currency, plus (b) the aggregate maximum amount available to be drawn under Letters of Credit denominated in Foreign Currency on such date, plus (c) the aggregate amount of Unpaid Draws denominated in Foreign Currency on such date.

     “UCC”: Uniform Commercial Code of New York.

     “U.K. Pounds Sterling”: The lawful currency of the United Kingdom.

     “UK Restructuring Transaction”: A transaction whereby a new Subsidiary will be organized which shall (i) be wholly-owned by CVS Holdings, Ltd. and (ii) shall own all of the Equity Interests in Commercial Vehicle Systems Limited.

     “Unfunded Pension Liabilities”: The excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

     “Unpaid Drawing”: As defined in Section 2.12.

     “Unused Revolving Commitment”: With respect to any Bank as of any date of determination, the amount by which such Bank’s Revolving Commitment Amount exceeds such Bank’s Revolving Percentage of the Total Revolving Outstandings on such date.

     “USBNA”: U.S. Bank National Association in its capacity as one of the Banks hereunder.

     “U.S. Dollars”: The lawful currency of the United States of America

     “U.S. Taxes”: As defined in Section 2.26(f).

     “Wholly-Owned Subsidiary”: Any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of Equity Interests, at the time of any determination, is owned, beneficially and of record, by the Company or one or more of the Company’s Wholly-Owned Subsidiaries.

     “Withdrawal Liabilities”: As of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and Required Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

     Section 1.4 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Required Banks, and shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Letter of Credit Bank, and the commitments of any Bank to advance funds to any Borrower are terminated.

ARTICLE II

TERMS OF THE CREDIT FACILITIES

Part A — Terms of Lending

     Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof, each Bank severally agrees to (or, as to Swingline Loans, U.S. Bank agrees to) make the following lending facilities available to the Borrowers:

     (a) Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof, provided, the unpaid principal amount of outstanding Revolving Loans and Swingline Loans of a Bank shall not at any time exceed the Revolving Commitment Amount of such Bank; and provided, further, that no Revolving Loan nor and any Swing-Line Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed lesser of (i) the Aggregate Revolving Commitment Amounts, or (ii) the Borrowing Base. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitment Amounts. The Revolving Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Prime Rate Advances or Eurocurrency Rate Advances or Foreign Currency Advances or any combination thereof. Notwithstanding anything to the contrary, (a) the Borrowers shall ensure that the aggregate amount of initial Revolving Loans made on the Closing Date shall not exceed $15,000,000 and (b) unless and until a Foreign Currency Addendum becomes effective, no Revolving Loans shall be made as Foreign Currency Advances (except for any Revolving Loans constituting Foreign Currency Advances that are requested to be made as such on the Closing Date). The aggregate outstanding amount of Foreign Currency Advances for Revolving Loans shall in no case exceed the Foreign Currency Sublimit. Except as otherwise set forth in a Foreign Currency Addendum, there shall be no more than five Foreign Currency Advances for Revolving Loans outstanding at any time.

     (b) Term Loans. A term loan from each Bank (each being a “Term Loan” and, collectively, the “Term Loans”) to the Company and the Subsidiary Borrowers on the Closing Date in an amount from each Bank equal to its Term Loan Commitment Amount. The Term Loans and any portion of the balance thereof (in minimum amounts of $3,000,000.00, or, if more, in integral multiples of $1,000,000) may be made, maintained, continued and converted to Prime Rate Advances or Eurocurrency Rate Advances as the Borrowers’ Agent may elect in its notice of borrowing, continuation or conversion but subject to the limitations hereof. Term Loans shall not be made or maintained as Foreign Currency Advances.

     (c) Term Loans (Foreign Currency). A term loan from each Bank (each being a “Term Loan (Foreign Currency)” and, collectively, the “Term Loans (Foreign Currency)”) to the Borrowers on the Closing Date in an amount from each Bank equal to its Term Loan Commitment Amount (Foreign Currency). The Term Loans (Foreign Currency) and any portion of the balance thereof (in minimum amounts of £1,500,000.00) may be made, maintained, continued and converted to Prime Rate Advances or Eurocurrency Rate Advances as the Borrowers’ Agent may elect in its notice of borrowing, continuation or conversion but subject to the limitations hereof. Notwithstanding anything to the contrary, all Term Loans (Foreign Currency) shall be made and maintained in Foreign Currency and shall constitute Foreign Currency Advances.

     (d) Swingline Loans. Upon the terms and subject to the conditions of this Agreement, until the Termination Date, U.S. Bank agrees to lend to the Borrowers loans (each a “Swingline Loan”) at such times and in such amounts as the Borrowers’ Agent shall request, up to an aggregate principal amount at any time outstanding equal to the amount by which U.S. Bank’s Revolving Commitment Amount exceeds the principal amount outstanding under U.S. Bank’s Revolving Note, provided, that, at no time shall the aggregate principal amount of outstanding Swingline Loans exceed $5,000,000; and provided further, that U.S. Bank will not make a Swingline Loan if (i) after giving effect thereto, any of the limitations set forth in Section 2.1(a) would be exceeded or (ii) U.S. Bank has determined that one or more of the conditions precedent set forth in Section 3 for the making of a Revolving Loan have not been satisfied. Notwithstanding anything to the contrary, (a) all Swingline Loans shall be made as and maintained as Prime Rate Advances and (b) no Swingling Loans shall be made as Foreign Currency Advances.

     (e) Joint and Several Liability. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) the Company and the Subsidiary Borrowers shall be jointly and severally liable for all of the Obligations, (b) the Foreign Currency Borrowers shall be jointly and severally liable only for the Obligations of the other Foreign Currency Borrowers that arise from Foreign Currency Advances and Letters of Credit denominated in Foreign Currency except for any obligation which, if it were so included, would result in this Agreement or any other Loan Document constituting unlawful financial assistance for the purposes of Section 151 and 152 of the Companies Act 1985 and (c) the Foreign Currency Borrowers shall not be liable for the portion of the Obligations that arise from Letters of Credit denominated in U.S. Dollars or from Advances made to Persons other than to Foreign Currency Borrowers except for any obligation which, if it were so included, would result in this Agreement or any other Loan Document constituting unlawful financial assistance for the purposes of Section 151 and 152 of the Companies Act 1985.

     Section 2.2 Procedure for Loans.

     (a) Procedure for Revolving Loans and Swingline Loans.

     (i) Requests for Revolving Loans. Any request by the Borrowers’ Agent for Revolving Loans or a Swingline Loan hereunder shall be in writing or, as to Advances in U.S. Dollars, by telephone and must be given so as to be received by the Agent (or, as to Foreign Currency Advances, to the Foreign

Currency Funding Agent with a copy to the Agent) (a) not later than 1:00 P.M. (local time of the Foreign Currency Funding Agent) four Eurocurrency Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Foreign Currency Advances, (b) not later than 1:00 P.M. (Minneapolis time) three Eurocurrency Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Eurocurrency Rate Advances in U.S. Dollars, (c) not later than 1:00 P.M. (Minneapolis time) on the requested Revolving Loan Date or if the Revolving Loans are requested as Prime Rate Advances in U.S. Dollars, and (d) not later than 4:00 P.M. (Minneapolis time) on the requested Revolving Loan Date or if the Loans are requested as Swingline Loans. Each request for Revolving Loans and Swingline Loans hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Revolving Loan Date or Swingline Loan Date, as applicable, and after giving effect to the requested Revolving Loans or Swingline Loans, the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans and Swingline Loans hereunder shall specify (i) the requested Revolving Loan Date or Swingline Loan Date, (ii) the aggregate amount of Revolving Loans or Swingline Loans to be made on such date which shall be in a minimum amount of $100,000.00 in the case of Eurocurrency Rate Advances, $100,000.00 in the case of Prime Rate Advances and $1,000,000 in the case of Foreign Currency Advances or, if more, an integral multiple thereof, (iii) whether such Revolving Loans are to be funded as Prime Rate Advances or Eurocurrency Rate Advances and/or Foreign Currency Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of Eurocurrency Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent (and, as applicable, the Foreign Currency Funding Agent) may rely on any telephone request by the Borrowers’ Agent for Revolving Loans or Swingline Loans hereunder which it believes in good faith to be genuine; and each Borrower hereby waives the right to dispute the Agent’s or the Foreign Currency Funding Agent’s record of the terms of such telephone request. The Foreign Currency Funding Agent shall promptly notify the Agent of the receipt of any such request by it for a Revolving Loan. The Agent shall promptly notify each other Bank of the receipt of such request for a Revolving Loan, the matters specified therein, and of such Bank’s ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent (or, as to Foreign Currency Advances, to the Foreign Currency Funding Agent) in Immediately Available Funds not later than 3:00 P.M. (Minneapolis time, or, as to Foreign Currency Advances, local time of the Foreign Currency Funding Agent). Unless the Agent determines that any applicable condition specified in Article III has not been satisfied (or, as to Foreign Currency Advances, has notified the Foreign Currency Funding Agent in writing not to make the relevant Foreign Currency Advance), the Agent (or, as to Foreign Currency Advances, the Foreign Currency Funding Agent) will make available to the Borrowers at its principal office in Immediately

Available Funds not later than 4:00 P.M. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans.

     (ii) Funding of Revolving Loans by Banks. If the Agent (or, as to Foreign Currency Advances, the Foreign Currency Funding Agent) has made a Revolving Loan to the Borrowers on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent (or the Foreign Currency Funding Agent, as applicable) on the amount so advanced at the Federal Funds Rate (or any similar rate calculated by the Foreign Currency Funding Agent) from the date of such Revolving Loan to the date funds are received by the Agent or the Foreign Currency Funding Agent (as applicable) from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent or Foreign Currency Funding Agent shall not make any Revolving Loan on behalf of a Bank if the Agent or Foreign Currency Funding Agent has received prior notice in writing from such Bank that it will not make such Revolving Loan). If the Agent or Foreign Currency Funding Agent (as applicable) does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent or Foreign Currency Funding Agent (as applicable) shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on the next Business Day after demand therefor from the Borrowers, without prejudice to the Agent’s and the Foreign Currency Funding Agent’s and the Borrowers’ rights against such Bank. If such Bank pays the Agent or the Foreign Currency Funding Agent the amount herein required with interest at the Federal Funds Rate (or other similar rate used by the Foreign Currency Funding Agent) before the Agent or the Foreign Currency Funding Agent has recovered from the Borrowers, such Bank shall be entitled to the interest payable by the Borrowers with respect to the Revolving Loan in question accruing from the date the Agent or the Foreign Currency Funding Agent made such Revolving Loan. Unless U.S. Bank determines that any applicable condition specified in Article III has not been satisfied, U.S. Bank shall make available to the Borrowers at U.S. Bank’s main office in Minneapolis Minnesota in Immediately Available Funds not later than 3:00 P.M. (Minneapolis time) on the requested Swingline Loan Date the amount of the requested Swingline Loan.

     (b) Procedure for Term Loans. Not later than 1:00 P.M. (Minneapolis time) three Eurocurrency Business Days prior to the requested Closing Date if the Term Loans are requested as Eurocurrency Rate Advances and not later than 10:00 A.M. (Minneapolis time) one Business Day on requested Closing Date if the Term Loans are requested as Prime Rate Advances, the Borrowers’ Agent shall deliver to the Agent a written notice of borrowing. Such notice of borrowing shall be irrevocable and shall be deemed a representation by the Borrowers that on the Closing Date and after giving effect to the Term Loans the applicable conditions specified in Article III have been and will be satisfied. Such notice of borrowing shall specify (i) the requested Closing Date, (ii) whether such Term Loans are to be funded as Eurocurrency Rate Advances or Prime Rate Advances, and (iii) in the case of Eurocurrency Rate Advances, the duration of the initial

Interest Period applicable thereto. The Agent shall promptly notify each Bank of the receipt of such notice and the matters specified therein. On the requested Closing Date, each Bank shall provide to the Agent the amount of such Bank’s Term Loan in Immediately Available Funds not later than 3:00 P.M. (Minneapolis time). Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the proceeds of the Term Loans available to the Borrowers at the Agent’s main office on the requested date.

     (c) Procedure for Term Loans (Foreign Currency). Not later than 1:00 P.M. (local time of the Foreign Currency Funding Agent) two Eurocurrency Business Days prior to the requested Closing Date, the Borrowers’ Agent shall deliver to the Foreign Currency Funding Agent a written notice of borrowing. Such notice of borrowing shall be irrevocable and shall be deemed a representation by the Borrowers that on the Closing Date and after giving effect to the Term Loans (Foreign Currency) the applicable conditions specified in Article III have been and will be satisfied. Such notice of borrowing shall specify (i) the requested Closing Date, (ii) whether such Term Loans (Foreign Currency) are to be funded as Eurocurrency Rate Advances or Prime Rate Advances, and (iii) in the case of Eurocurrency Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent shall promptly notify each Bank of the receipt of such notice and the matters specified therein. On the requested Closing Date, each Bank will make the proceeds of its Term Loans (Foreign Currency) available to the Borrowers at the wire transfer instructions of the Foreign Currency Borrowers furnished by the Borrowers’ Agent to such Bank, in each case unless such Bank determines that any applicable condition specified in Article III has not been satisfied and notifies the Foreign Currency Funding Agent in writing of such determination.

     (d) Additional Foreign Currency Provisions.

     (i) Payments in Foreign Currency. The specification of payment of Foreign Currency Advances in the related Foreign Currency at a specific place pursuant to this Agreement is of the essence. Such Foreign Currency shall be the currency of account and payment of Foreign Currency Advances. Notwithstanding anything in this Agreement, the obligations of the Foreign Currency Borrowers in respect of Foreign Currency Advances shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Foreign Currency and transfer to the Agent under normal banking procedure, does not yield the amount of such Foreign Currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Foreign Currency due under this Agreement, such Bank shall have an independent cause of action against each of the Borrowers for the currency deficit.

     (ii) Currency Fluctuation.

     (A) If at any time, solely as a result of fluctuations in currency exchange rates the Total Revolving Outstandings exceed the lesser of one hundred five percent (105%) of the Aggregate Revolving Commitment Amounts or one hundred five percent (105%) of the Borrowing Base, the Borrowers for the ratable benefit of the Banks shall prepay the Revolving Loans on the next Business Day after demand therefor by the Agent in an aggregate amount such that after giving effect thereto the Total Revolving Outstandings are less than or equal to the lesser of the Aggregate Revolving Commitment Amounts or the Borrowing Base; or

     (B) Absent an Event of Default, all of the mandatory prepayments made under this Section 2.2 shall be applied first to Prime Rate Advances and to any Eurocurrency Advances maturing on the date of such prepayment, and the Agent shall hold all remaining amounts in escrow for the benefit of the Banks and the Letter of Credit Bank and shall release such amounts upon the expiration of the Interest Periods applicable to any subsequently maturing Eurocurrency Advances (it being understood that interest shall continue to accrue on the Obligations until such time as such prepayments are released from escrow and applied to reduce the Obligations). After the occurrence and during the continuance of an Event of Default, at the direction of the Agent or the Required Banks, all of the mandatory prepayments made under this Section 2.2 shall be applied first to Prime Rate Advances and to any Eurocurrency Advances maturing on the date of such prepayment and then to subsequently maturity Eurocurrency Advances in order of maturity.

     Section 2.3 Refinancing of Swingline Loans.

     (a) Permissive Refinancings of Swingline Loans. U.S. Bank, at any time in its sole and absolute discretion, may notify the Agent, not later than 1:00 PM (Minneapolis time) on any Business Day, that it desires to have any portion of the outstanding Swingline Loans refunded with Revolving Loans made by the Banks under Section 2.1(a), whereupon the Agent shall promptly request that each Bank (including U.S. Bank) make a Revolving Loan in an amount equal to its Revolving Percentage of the Revolving Loans to be made to repay to U.S. Bank the portion of the aggregate unpaid principal amount of the Swingline Loans specified in such notice. The Agent shall promptly notify any Borrower of its receipt of any such notice from U.S. Bank.

     (b) Mandatory Refinancings of Swingline Loans. On Thursday of each week (or if such day is not a Business Day, on the first Business Day immediately preceding such day), the Agent shall notify each Bank of the aggregate amount of Swingline Loans outstanding as of the end of the previous day and the amount of Revolving Loans required to be made by each Bank to refinance such outstanding Swingline Loans (which shall be in the amount of each Bank’s Revolving Percentage of such outstanding Swingline Loans).

     (c) Banks’ Obligation to Fund Refinancings of Swingline Loans. Upon its receipt of a request from the Agent under Section 2.3(a) or 2.3(b), each Bank (including U.S. Bank) shall make a Revolving Loan (which shall not be made as a Swingline Loan) in an amount equal to its Revolving Percentage of the aggregate principal amount of Swingline Loans to be refinanced, and make the proceeds of such Revolving Loans available to U.S. Bank, in Immediately Available Funds, at the main office of the Agent in Minneapolis not later than 3:00 P.M. (Minneapolis time) on the date such notice was received; provided, however, that a Bank shall not be obligated to make any such Revolving Loan unless (A) U.S. Bank believed in good faith that all conditions to making the subject Revolving Loan were satisfied at the time the related Swingline Loan was made, or (B) such Bank had actual knowledge, by receipt of the statements furnished to it pursuant to Section 5.1 or otherwise, that any such condition had not been satisfied and failed to notify U.S. Bank in a writing received by U.S. Bank prior to the time it made such Swingline Loan that U.S. Bank was not authorized to make a Swingline Loan until such condition has been satisfied, or (C) the satisfaction of any such condition that was not satisfied had been waived in a writing by the Required Banks in accordance with the provisions of this Agreement. The proceeds of Revolving Loans made pursuant to the preceding sentence shall be delivered to U.S. Bank (and not to the Borrower) and applied to the outstanding Swingline Loans, and any Borrower authorizes the Agent to charge any account maintained by it with the Agent in order to immediately pay U.S. Bank the amount of such Swingline Loans to the extent amounts received from the other Banks are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refinanced. Upon the making of a Revolving Loan by a Bank pursuant to this Section 2.3(c), the amount so funded shall become an Obligation evidenced by such Bank’s Revolving Note and shall no longer be an Obligation evidenced by the Swingline Note. If for any reason any Bank is unable to make a Revolving Loan to any Borrower to refinance a Swingline Loan hereunder, then such Bank shall immediately purchase from U.S. Bank a participation interest in such Swingline Loan, at par, in an amount equal to such Bank’s Revolving Percentage of such Swingline Loan, which participation interest shall, for all purposes hereunder except Section 2.1 and 2.2, be deemed a Revolving Loan made by such Bank hereunder. If any portion of any such amount paid to U.S. Bank should be recovered by or on behalf of any Borrower from U.S. Bank in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Banks in accordance with their respective Revolving Percentages. Each Bank’s obligation to make Revolving Loans referred to in this Section 2.3(c) shall, subject to the proviso to the first sentence of this Section 2.3(c), be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against U.S. Bank, any Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement by any Borrower, the Agent or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that in no event shall a Bank be obligated to make a Revolving Loan under this Section 2.3(c) if, after giving effect thereto, such Bank’s Revolving Percentage of the sum of the Total Revolving Outstandings (after giving effect to the repayment of the Swingline Note to be funded with such Loan and Loans made the same day by the other Banks) would exceed such Bank’s Revolving Commitment Amount.

     (d) Funding of Loans. Each Revolving Loan made to refund Swingline Loans pursuant to Section 2.3(c) shall be funded as a Prime Rate Advance, but any Borrower may elect to convert such Prime Rate Advances to Eurocurrency Rate Advances pursuant to Section 2.5.

     Section 2.4 Notes. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank’s Revolving Commitment Amount originally in effect. The Term Loans of each Bank shall be evidenced by a Term Note payable to the order of such Bank in the principal amount equal to such Bank’s Term Loan Commitment Amount. The Term Loans (Foreign Currency) of each Bank shall be evidenced by a Term Note (Foreign Currency) payable to the order of such Bank in the principal amount equal to such Bank’s Term Loan Commitment Amount (Foreign Currency). The Swingline Loans shall be evidenced by a single Swingline Note payable to the order of U.S. Bank in the principal amount of $5,000,000. Upon receipt of each Bank’s Notes from the Borrowers, the Agent shall transmit such Notes to such Bank. Each Bank shall enter in its ledgers and records the amount of each Term Loan, each Term Loan (Foreign Currency) and each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by each Borrower to enter on a schedule attached to its Term Note, Term Note (Foreign Currency) or Revolving Note, as appropriate, a record of such Term Loans, Term Loans (Foreign Currency), Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrowers, the principal amount owing by the Borrowers in respect of the Term Notes shall be the aggregate amount of all Term Loans made by the Banks less all payments of principal thereof made by the Borrowers, the principal amount owing by the Borrowers in respect of the Term Notes (Foreign Currency) shall be the aggregate amount of all Term Loans (Foreign Currency) made by the Banks less all payments of principal thereof made by the Borrowers, and the principal amount owing by the Borrowers in respect of the Swingline Note shall be the aggregate amount of all Swingline Loans made by U.S. Bank less all payments of principal thereof made by the Borrowers and any refinancings thereof pursuant to Section 2.3.

     Section 2.5 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrowers shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Advances or Eurocurrency Rate Advances or to continue a Eurocurrency Rate Advance as such; provided, however that a Eurocurrency Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and, at the option of the Agent or the Required Banks, no Advance may be converted or continued as a Eurocurrency Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurocurrency Rate Advances only in a minimum amount, as to the aggregate amount of the Advances of all Banks so converted or continued, of $3,000,000 and multiples of $1,000,000 in excess thereof (or, as to Foreign Currency Advances, £1,500,000, or if less, unpaid balance of the Foreign Currency Advances). The Borrowers’ Agent shall give the Agent (or, as to Foreign Currency Advances, the Foreign Currency Funding Agent with a copy thereof to the Agent) written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent (or, as to Foreign Currency Advances, the Foreign Currency Funding Agent) (a) not later than 1:00 P.M. (Minneapolis time) three Eurocurrency Business Days prior to the requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurocurrency Rate Advances denominated in U.S. Dollars, (b) not later than 1:00 P.M. (local time of the Foreign Currency Funding Agent) four Eurocurrency Business Days prior to the requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurocurrency Rate Advances in denominated in Foreign Currency, and (c) not later than 1:00 P.M. (Minneapolis time, or, as to Foreign Currency Advances, local time of the Foreign Currency Funding Agent) on the date of the requested conversion to Prime Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurocurrency Rate Advances, (ii) a Eurocurrency Business Day in the case of conversions to or continuations as Eurocurrency Advances, and (iii) a Business Day in the conversions to Prime Rate Advances, and (c) in the case of conversions to or continuations as Eurocurrency Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrowers’ Agent under this Section shall be irrevocable. If the Borrowers’ Agent shall fail to notify the Agent (or, as to Foreign Currency Advances, the Foreign Currency Funding Agent) of the continuation of any Eurocurrency Rate Advances within the time required by this Section, at the option of the Agent, such Advances shall, on the last day of the Interest Period applicable thereto (A) automatically be continued as Eurocurrency Rate Advances with the same principal amount and the same Interest Period or (B) automatically be converted to Prime Rate Advances or Prime Rate Advances, as applicable, with the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. Notwithstanding anything to the contrary, all Foreign Currency Advances made by USBNA and Comerica Bank shall be made and maintained as Eurocurrency Rate Advances.

     Section 2.6 Interest Rates, Interest Payments and Default Interest.

     (a) The Revolving Loans and Swingline Loans. Interest shall accrue and be payable on the Revolving Loans and Swingline Loans as follows:

     (i) Subject to paragraph (iii) below, each Eurocurrency Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period, plus (B) the Applicable Margin.

     (ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

     (iii) Upon the occurrence and during the continuance of any Event of Default, each Advance and each Swingline Loan shall, at the option of the Agent or the Required Banks after written notice thereof to the Borrower’s Agent (or, upon the occurrence and during the continuance of any Event of Default under Section 7.1(f) or (g), each Advance and each Swingline Loan shall automatically), bear interest until paid in full (A) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum equal to the sum of (1) the Prime Rate, plus (2) the Applicable Margin for Prime Rate Advances, plus (3) 2.0%.

     (iv) Interest shall be payable (A) with respect to each Eurocurrency Rate Advance having an Interest Period of three months or less on the last day of the Interest Period applicable thereto; (B) with respect to any Eurocurrency Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; (D) with respect to all Revolving Loans, upon any permitted prepayment (on the amount prepaid); and (E) with respect to all Revolving Loans and Swingline Loans, on the Termination Date; provided that interest under Section 2.6(a)(iii) shall be payable on demand.

     (b) The Term Loans. Interest shall accrue and be payable on the Term Loans as follows:

     (i) Subject to paragraph (iii) below, each Eurocurrency Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period, plus (B) the Applicable Margin.

     (ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

     (iii) Upon the occurrence and during the continuance of any Event of Default, each Advance shall, at the option of the Agent or the Required Banks after written notice thereof to the Borrower’s Agent (or, upon the occurrence and during the continuance of any Event of Default under Section 7.1(f) or (g), each Advance shall automatically), bear interest until paid in full (A) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum equal to the sum of (1) the Prime Rate, plus (2) the Applicable Margin for Prime Rate Advances, plus (3) 2.0%.

     (iv) Interest shall be payable (A) with respect to each Eurocurrency Rate Advance having an Interest Period of three months or less on the last day of the Interest Period applicable thereto; (B) with respect to any Eurocurrency Rate

Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; and (D) with respect to all Term Loans, on the Term Loan Termination Date; provided that interest under Section 2.6(b)(iii) shall be payable on demand.

     (c) The Term Loans (Foreign Currency). Interest shall accrue and be payable on the Term Loans (Foreign Currency) as follows:

     (i) Subject to paragraph (iii) below, each Eurocurrency Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period, plus (B) the Applicable Margin.

     (ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

     (iii) Upon the occurrence and during the continuance of any Event of Default, each Advance shall, at the option of the Agent or the Required Banks after written notice thereof to the Borrower’s Agent (or, upon the occurrence and during the continuance of any Event of Default under Section 7.1(f) or (g), each Advance shall automatically), bear interest until paid in full (A) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum equal to the sum of (1) the Prime Rate, plus (2) the Applicable Margin for Prime Rate Advances, plus (3) 2.0%.

     (iv) Interest shall be payable (A) with respect to each Eurocurrency Rate Advance having an Interest Period of three months or less on the last day of the Interest Period applicable thereto; (B) with respect to any Eurocurrency Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; and (D) with respect to all Term Loans (Foreign Currency), on the Term Loan Termination Date; provided that interest under Section 2.6(b)(iii) shall be payable on demand.

     Section 2.7 Repayment.

     (a) The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

     (b) The unpaid principal balance of the Term Loans shall be payable on the last day of each calendar quarter as follows:

from December 31, 2004 through September 30, 2005	$1,400,000

from December 31, 2005 through September 30, 2006	$1,600,000

from December 31, 2006 through September 30, 2007	$2,000,000

from December 31, 2007 through September 30, 2008	$2,400,000

from December 31, 2008 through June 30, 2010	$2,800,000

and on the Term Loan Termination Date	$2,800,000 plus any unpaid principal

     (c) The unpaid principal balance of the Term Loans (Foreign Currency) shall be payable on the last Eurocurrency Business Day of each calendar quarter as follows:

from December 31, 2004 through September 30, 2005	£189,907.76

from December 31, 2005 through September 30, 2006	£217,037.44

from December 31, 2006 through September 30, 2007	£271,296.80

from December 31, 2007 through September 30, 2008	£325,556.16

from December 31, 2008 through June 30, 2010	£379,815.52

and on the Term Loan Termination Date	£379,815.49 plus any unpaid principal

     Section 2.8 Prepayments.

     (a) Mandatory Prepayments for Borrowing Base Deficiency. If at any time a Borrowing Base Deficiency exists (other than as a result of currency fluctuations), the Subsidiary Borrowers and the Company shall pay not later than the next Business Day the principal of the Swingline Loans and Revolving Loans an amount equal to such Borrowing Base Deficiency. Any such payments shall be applied first against Prime Rate Advances on Swingline Loans, then to Prime Rate Advances on Revolving Loans, and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period. Any such payments shall be applied to Foreign Currency Advances in order starting with the ones with the shortest time to the end of the applicable Interest Period. Amounts paid on the Revolving Loans under this paragraph (a) shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans. If, after paying all outstanding Revolving Loans, a Borrowing Base Deficiency still exists, the Borrowers shall pay into the Holding Account an amount equal to the amount of the remaining Borrowing Base Deficiency.

     (b) Asset Dispositions. If the Borrowers or any of their Subsidiaries shall at any time or from time to time:

     (i) make a Disposition; or

     (ii) suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by a Borrower or a Subsidiary in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year in which such Disposition or Event of Loss has occurred exceeds $1,000,000, then (A) the Borrowers’ Agent shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by such Borrower or Subsidiary in respect thereof) and (B) within three (3) Business Days of the receipt by such Borrower or Subsidiary of the Net Proceeds of such Disposition or Event of Loss, such Borrower shall deliver, or cause to be delivered, such Net Proceeds to the Agent for distribution to the Banks as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 2.8(e) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent such Borrower reinvests the Net Proceeds of such Disposition or Event of Loss, or a portion thereof, in productive assets of a kind then used or usable in the business of such Borrower, within one hundred eighty (180) days after the date such Net Proceeds are received or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment. Pending such reinvestment, the Net Proceeds shall either (i) be delivered to the Agent, for distribution to the Banks, as a prepayment of the Revolving Loans, but not as a permanent reduction of the Revolving Loan Commitment or (ii) be retained by such Borrower and deposited in a deposit account of the Borrower for which the Agent shall have received a deposit account control agreement, in form and substance reasonably satisfactory to, or previously approved by, the Agent, executed by such Borrower, the Agent and the financial institution at which such deposit account is maintained, and over which deposit account the Agent has “control” under and as defined in the UCC, and such Net Proceeds shall remain on deposit therein until such reinvestment or otherwise applied as a prepayment to the Obligations.

     (c) Issuance of Securities. Within three (3) Business Days of the receipt by a Borrower or a Subsidiary of the Net Issuance Proceeds of the issuance of debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder and (ii) Excluded Issuances), the Borrower shall deliver, or cause to be delivered, to the Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 2.8(e).

     (d) Excess Cash Flow. Within three (3) Business Days after the annual financial statements are required to be delivered pursuant to subsection 5.1(a) hereof, commencing with the fiscal year ending December 31, 2005, the Borrowers’ Agent shall deliver to the Agent a written calculation of Excess Cash Flow of the Borrowers for such year and certified as correct on behalf of the Borrowers by a Responsible Officer of the Company and concurrently therewith shall deliver to the Agent, for distribution to the Banks, (i) if the Total Leverage Ratio, determined as of the last day of such fiscal year is equal to or greater than 2.00 to 1.00, an amount equal to (A) seventy-five percent (75%) of such Excess Cash Flow less (B) all optional prepayments of the Term Loans, or the Term Loans (Foreign Currency) or Revolving Loans (where such prepayment is accompanied by a permanent reduction of the Revolving Commitment Amounts) made during such period, or (ii) if such Total Leverage Ratio, determined as of the last day of such fiscal year, is less than 2.00 to 1.00, an amount equal to (A) fifty percent (50%) of such Excess Cash Flow less (B) all optional prepayments of the Term Loans, or the Term Loans (Foreign Currency) or Revolving Loans (where such prepayment is accompanied by a permanent reduction of the Revolving Commitment Amounts) made during such period, in either such case, for application to the Loans in accordance with the provisions of subsection 2.8(e) hereof.

     (e) Mandatory Prepayment Provisions. If at any time a prepayment occurs, the Borrowers shall immediately pay to the Agent for any prepayment fee payable under Section 2.24. Any such payments shall be applied first, ratably to the Term Loans and the Term Loans (Foreign Currency), and second, to any outstanding Revolving Loans (without any redirection to the Revolving Commitments) All prepayments applied to the Term Loans and Term Loans (Foreign Currency) shall be applied ratably to the remaining scheduled principal payments on the applicable Loans. To the extent any portion of such prepayment would be applied to outstanding Eurocurrency Rate Advances and no Default or Event of Default has occurred and is continuing, such portion shall be deposited in the Holding Account and withdrawn for application to such Eurocurrency Rate Advances at the end of the then-current Interest Periods applicable thereto (or earlier, upon and at any time after the occurrence and continuance of a Default or an Event of Default).

     (f) Other Mandatory Prepayments. If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts (other than as a result of currency fluctuations), the Borrowers shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied to the Swingline Loans and Revolving Loans first against Prime Rate Advances and Prime Rate Advances and then to Eurocurrency Rate Advances in order starting with the Eurocurrency Rate Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrowers shall be placed in the Holding Account.

     (g) Optional Prepayments. The Borrowers may prepay Prime Rate Advances, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an aggregate amount for all the Banks of $1,000,000.00 (or, as to Foreign Currency Advances, £500,000) or an integral multiple of $100,000 (or, as to Foreign Currency Advances, £50,000) in excess thereof. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrowers may pay Eurocurrency Rate Advances to which an Interest Period applies only on the last day of the Interest Period applicable thereto unless the Borrowers pay the Agent for the benefit of the Banks the amounts specified in Section 2.24 below. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Revolving Loans under this paragraph may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts prepaid on the Term Loans or Term Loans (Foreign Currency) may not be reborrowed. Amounts paid or prepaid on the Revolving Loans under this Section 2.8 shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans. Amounts paid or prepaid on the Term Loans (Foreign Currency) under this paragraph shall be for the account of each Bank in proportion to its share of outstanding Term Loans (Foreign Currency).

Part B — Terms of the Letter of Credit Facility

     Section 2.9 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, (a) the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement and (b) the Letter of Credit Bank agrees to issue additional Letters of Credit for the account of the Company and the Subsidiary Borrowers from time to time between the Closing Date and the Termination Date in such amounts in U.S. Dollars or Foreign Currency as the Borrowers’ Agent shall request up to an aggregate amount at any time outstanding not exceeding the Aggregate Revolving Commitment Amounts; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the lesser of (a) the Aggregate Revolving Commitment Amounts, or (b) the Borrowing Base; provided further that no Letter of Credit denominated in Foreign Currency will be issued in an amount which, after giving effect to such issuance, would cause the Total Revolving Outstandings (Foreign Currency) to exceed the Foreign Currency Sublimit. Notwithstanding anything to the contrary, until a Foreign Currency Addendum becomes effective, no Letter of Credit Bank shall have any obligation to issue Letters of Credit in Foreign Currency, except for the Letters of Credit denominated in Foreign Currency issued on the Closing Date and listed in Schedule 2.9 hereto.

     Section 2.10 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrowers’ Agent in writing, by telex, facsimile transmission or electronic conveyance received by the Letter of Credit Bank and the Agent by 1:00 P.M. (Minneapolis time), on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by each Subsidiary Borrower and the Company that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Letter of Credit Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Letter of Credit Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrowers’ Agent making such request. The Letter of Credit Bank shall promptly notify the Agent and the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit, the Letter of Credit Bank shall send notice to the Agent and the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

     Section 2.11 Terms of Letters of Credit.

     (a) Letters of Credit shall be issued in support of obligations of the Company or the relevant Subsidiary Borrower incurred in the Ordinary Course of Business. All Letters of Credit must expire not later than the Business Day preceding the Termination Date. Except as set forth in Section 2.11(b) hereof, no Letter of Credit may have a term longer than 12 months.

     (b) If the Company or any Subsidiary Borrower so requests, the Agent shall, issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Agent to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Agent to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that the Agent shall not permit any such renewal if (A) the Agent has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.9 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Required Banks stating that the Required Banks have elected not to permit such renewal or (2) from any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied.

     Section 2.12 Agreement to Repay Letter of Credit Drawings. If the Letter of Credit Bank has received documents purporting to draw under a Letter of Credit that the Letter of Credit Bank believes conform to the requirements of the Letter of Credit, or if the Letter of Credit Bank has decided that it will comply with the Borrowers’ Agent written or oral request or authorization to pay a drawing on any Letter of Credit that the Letter of Credit Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrowers’ Agent of that fact. The Subsidiary Borrowers and the Company (or, as to Letters of Credit denominated in Foreign Currency, the Foreign Currency Borrowers) shall reimburse the Letter of Credit Bank by 9:30 AM (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Subsidiary Borrowers and the Company have failed to reimburse the Letter of Credit Bank for the full amount of such drawing by 10:00 AM (Minneapolis time) on the date on which the Letter of Credit Bank in its notice indicated that it would pay such drawing, until reimbursed by the Subsidiary Borrowers and the Company from the proceeds of Loans pursuant to Section 2.15 or out of funds available in the Holding Account, is an “Unpaid Drawing.” For so long as any Unpaid Drawing is outstanding, it shall bear interest at a floating rate per annum equal to the sum of (a) as to Letters of Credit denominated in U.S. Dollars, the Prime Rate plus the Applicable Margin for Prime Rate Advances plus two percent (2.00%) or (b) as to Letters of Credit denominated in Foreign Currency, the Eurocurrency Rate for an Interest Period of one day, plus the Applicable Margin for Eurocurrency Rate Advances plus two percent (2.00%).

     Section 2.13 Obligations Absolute. The obligation of the Subsidiary Borrowers and the Company under Section 2.12 to repay the Letter of Credit Bank for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

     (a) Any lack of validity or enforceability of any Letter of Credit;

     (b) The existence of any claim, setoff, defense or other right which any Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Letter of Credit Bank or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

     (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Letter of Credit Bank nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrowers to the Letter of Credit Bank and the Banks shall not be impaired by:

     (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

     (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii) The acceptance by the Letter of Credit Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

     (iv) Any other action of the Letter of Credit Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Letter of Credit Bank shall be liable to the Subsidiary Borrowers and the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Subsidiary Borrowers and the Company which the Borrowers and the Company prove were caused by the Letter of Credit Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C — General

     Section 2.14 Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments. The Borrowers may, at any time, upon not less than three Business Days prior written notice from the Borrowers’ Agent to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000, or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrowers may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrowers’ Agent may, at any time when there are no Letters of Credit outstanding, upon not less than 20 Business Days prior written notice from the Borrowers’ Agent to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrowers shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.24 and all other unpaid Obligations of the Borrowers to the Agent and the Banks hereunder.

     Section 2.15 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and each Borrower does here so authorize each Bank) to, and shall, make a

Revolving Loan (which Loan (a) shall be made as a Prime Rate Advance, in the case of an Unpaid Drawing on a Letter of Credit denominated in U.S. Dollars and (b) shall be made as a Eurocurrency Rate Advance having an initial Interest Period of one day (and not of one, three or six months), in the case of an Unpaid Drawing on a Letter of Credit denominated in Foreign Currency) to the relevant Borrowers in an amount equal to such Bank’s Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 A.M. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds at the office of the Agent, not later than 2:00 P.M. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 A.M. (Minneapolis time) is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse the Letter of Credit Bank for such Unpaid Drawing. If any portion of any such amount paid to the Agent or the Letter of Credit Bank should be recovered by or on behalf of a Borrower from the Agent or the Letter of Credit Bank in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the relevant Borrowers shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate (or, in the case of a Letter of Credit denominated in a Foreign Currency, such rate reasonably determined by the Agent) plus the Applicable Margin for Prime Rate Advances plus two percent (2.00%). If for any reason any Bank is unable to make a Revolving Loan to a Borrower to reimburse the Letter of Credit Bank for an Unpaid Drawing, then such Bank shall immediately purchase from the Letter of Credit Bank a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank’s Revolving Percentage of the Unpaid Drawing.

     Section 2.16 Fees.

     (a) Revolving Commitment Fee. The Borrowers shall pay to the Agent for the account of each Bank (other than any Defaulting Bank) fees (the “Revolving Commitment Fees”) in an amount determined by applying the Applicable Commitment Fee Percentage to the average daily Unused Revolving Commitment of such Bank during each calendar quarter during the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each quarter and on the Termination Date.

     (b) Agent’s Fees. On or before the Closing Date, the Borrowers will pay the Agent and the Syndication Agent the fees set forth in the separate Fee Letter dated the date hereof between the Agent and the Borrowers.

     (c) Letter of Credit Fees. For each Letter of Credit issued, the Borrowers shall pay to the Agent for the account of the Banks, a fee (a “Letter of Credit Fee”) in an amount determined by applying a per annum rate of equal to the Applicable Margin for Eurocurrency Rate Advances to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit is no longer outstanding, provided that any Letter of Credit fees that accrued or were paid during the period prior to the Closing Date in connection with the Existing Letters of Credit shall not be recalculated, redistributed or reallocated by the Agent or the relevant Letter of Credit Bank. Such Letter of Credit Fees are payable quarterly in arrears on the last day of each quarter and on the Termination Date. In addition to the Letter of Credit Fee, the Borrowers shall pay to the Agent a fronting fee of 0.125% on the date of issuance of each Letter of Credit plus other customary fees payable to the Agent and to the Letter of Credit Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the Letter of Credit Bank to its letter of credit customers and all out-of-pocket expenses incurred by the Letter of Credit Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

     Section 2.17 Computation. Revolving Commitment Fees and Letter of Credit Fees and interest on Revolving Loans and Term Loans and Term Loans (Foreign Currency) shall be computed on the basis of actual days elapsed and a year of 360 days, with the exception of interest based on the Prime Rate, which shall be computed based on the actual number of days elapsed per 365 (366) day year.

     Section 2.18 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time, or, as to Foreign Currency Advances, local time of the Foreign Currency Funding Agent) on the dates called for under this Agreement and the Notes to the Agent at its main office. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a Eurocurrency Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     Section 2.19 Use of Loan Proceeds. The proceeds of the Term Loans and Term Loans (Foreign Currency) shall be used to refinance existing Indebtedness of the Borrowers and to fund certain fees and expenses associated with the closing of the Loan Documents, the Merger and the IPO. The proceeds of the Revolving Loans shall be used for the Borrowers’ general business purposes in a manner not in conflict with any of the Borrowers’ covenants in this Agreement. The proceeds of the initial Loans shall be funded in accordance with the statement of sources and uses of funds prepared by the Borrowers’ Agent and attached hereto as Schedule 2.19 and wire transfer instructions furnished by the Borrowers’ Agent to the Agent in connection therewith.

     Section 2.20 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurocurrency Rate in respect of the Interest Period for any Eurocurrency Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

     (a) deposits in U.S. Dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

     (b) the Adjusted Eurocurrency Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurocurrency Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrowers’ Agent and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to Eurocurrency Rate Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made with an interest rate option to which such suspension does not apply. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurocurrency Rate Advance outstanding at the time such suspension is imposed.

     Section 2.21 Increased Cost. If any Regulatory Change:

     (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurocurrency Rate Advances or its Notes or its obligation to make Eurocurrency Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurocurrency Rate Advances or any other amounts due under this Agreement in respect of its Eurocurrency Rate Advances or its obligation to make Eurocurrency Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal office or Applicable Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board or the Bank of England or other applicable Governmental Authority, but excluding with respect to any Eurocurrency Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurocurrency Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank’s Applicable Lending Office or against Letters of Credit issued by the Agent or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the interbank Eurocurrency market any other condition affecting its Eurocurrency Rate Advances, its Notes or its obligation to make Eurocurrency Rate Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurocurrency Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrowers’ Agent and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Any demand by any Bank for compensation under this Section shall be accompanied by a certificate prepared by such Bank, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation. Each such certificate shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

     Section 2.22 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurocurrency Rate Advances or Foreign Currency Advances, such Bank shall notify the Borrowers’ Agent and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to Eurocurrency Rate Advances or Foreign Currency Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurocurrency Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Bank’s notice, and upon such conversion the Borrowers shall indemnify such Bank in accordance with Section 2.24.

     Section 2.23 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank’s capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Bank’s obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrowers shall, within 30 days after written notice and demand from such Bank to the Borrowers’ Agent (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. Any demand by any Bank for compensation pursuant to this Section shall be accompanied by a certificate prepared by such Bank stating in reasonable detail the basis for such compensation and the method of computation. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrowers’ Agent by such Bank shall be final, conclusive and binding for all purposes, absent manifest error.

     Section 2.24 Funding Losses; Eurocurrency Rate Advances. The Borrowers shall compensate each Bank, upon its written request to the Borrowers’ Agent, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurocurrency Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurocurrency Rate Advance does not occur on the date specified therefor in the Borrowers’ Agent’s request or notice as to such Advance, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurocurrency Rate Advance or a conversion occurs on any day other than the last day of the Interest Period applicable thereto. Any demand by any Bank for compensation pursuant to this Section shall be accompanied by a certificate prepared by such Bank stating in reasonable detail the basis for such compensation and the method of computation. A Bank’s request for compensation and any certificate delivered in connection therewith shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

     Section 2.25 Discretion of Banks as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of Eurocurrency Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.24) shall be made as if such Bank had actually funded and maintained each Eurocurrency Rate Advances during the Interest Period for such Eurocurrency Rate Advance through the issuance of its certificates of deposit, or the purchase of deposits, having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurocurrency Rate or other applicable interest rate for such Interest Period.

     Section 2.26 Replacement of Certain Banks. If any Bank shall become and remain (a) a Defaulting Bank or unable to maintain a Eurocurrency Rate Advance or (b) affected by any of the changes or events described in Sections 2.21, 2.22, 2.23 or 2.24 (any such Bank hereinafter referred to as a “Replaced Bank”) and shall give notice to the Borrowers for any increased cost or amounts of its inability to provide Eurocurrency Rate Advances thereunder, the Borrowers may, so long as no Event of Default has occurred and is continuing, upon at least five (5) Business Days’ notice to the Agent and such Replaced Bank by the Borrowers’ Agent, designate a replacement lender (a “Replacement Bank”) acceptable to the Agent, to which such Replaced Bank shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by Borrowers and the Replaced Bank) of all amounts due and owing to such Replaced Bank under Sections 2.21, 2.23 or 2.24, assign all (but not less than all) of its rights, obligations, Loans, Revolving Loan Commitment, Term Loan Commitment and Term Loan Commitment (Foreign Currency) pursuant to an Assignment and Assumption Agreement in the form of Exhibit 9.6; provided, that all amounts owed to such Replaced Bank by the Borrowers (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment. Upon any assignment by any Bank pursuant to this Section becoming effective, the Replacement Bank shall thereupon be deemed to be a “Bank” for all purposes of this Agreement and such Replaced Bank shall thereupon cease to be a “Bank” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Sections 2.21, 2.22, 2.23 or 2.24 while such Replaced Bank was a Bank).

     Section 2.27 Taxes.

     (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

     (b) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

     (c) The Borrowers shall indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank or the Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Agent makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (e) Each Bank, as of the date it becomes a party hereto, represents to the Borrowers and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United

States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Agent, on or before the day on which such Bank becomes a Bank, a duly completed and signed copy of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service. Form W-8BEN shall include the Foreign Bank’s United States taxpayer identification number if required under the current regulations to claim exemption from withholding pursuant to a tax convention. Thereafter and from time to time, each such Bank shall submit to the Borrowers’ Agent and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrowers’ Agent or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrowers’ Agent or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrowers’ Agent and the Agent to the effect that it is such a United States person.

     (f) If any Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of any jurisdiction (“Withholding Taxes”) from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, such Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (g) Each Bank holding a Loan to a Foreign Currency Borrower represents to the Borrowers and the Agent that, in the case of a Bank which is a Bank on the Closing Date and, in the case of a Bank which becomes a Bank after the Closing Date, on the date it becomes a Bank it is:

     (A) either:

     (i) not resident in the United Kingdom for United Kingdom tax purposes and is entitled to receive any payments under this Agreement without any withholding or deduction for or on account of Taxes under a double taxation agreement in force on the date when a payment falls due (subject to the completion of any necessary procedural formalities which the Bank will use its best efforts to complete); or

     (ii) a “bank” as defined in section 349 of the Income and Corporation Taxes Act 1988 in Section 840A of that same Act and resident in the United Kingdom and is within the charge to United Kingdom corporation tax as respects any payment of interest paid under this Agreement;

and

     (B) beneficially entitled to the principal and interest payable by the Borrowers to it under this Agreement, and shall forthwith notify the Borrower Agent and the Agent if either representation ceases to be correct.

Each Bank that is not funding its Foreign Currency Advance out of an Applicable Lending Office in the United Kingdom shall promptly submit a duly completed Form FD13 double tax treaty form to the U.S. Internal Revenue Service (or the comparable form for its jurisdiction to its jurisdiction’s tax authorities) seeking exemption from United Kingdom tax on interest payable under the Loan Documents by any Foreign Currency Borrower. If such exemption is refused or otherwise is not obtained by the relevant Bank within 120 days of request therefor by Borrowers’ Agent, no Foreign Currency Borrower has any obligation to such Bank under Section 2.27(c) of this Agreement with respect to the Taxes that are the subject to such failed exemption.

ARTICLE III

CONDITIONS PRECEDENT

     Section 3.1 Conditions of Initial Transaction. The making of the Term Loans and the Term Loans (Foreign Currency) and the initial Revolving Loans and any Swingline Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

     (a) Events. The following events shall have occurred to the satisfaction of the Agent and the Syndication Agent:

     (i) the Merger shall have been consummated;

     (ii) the IPO shall have been concluded, with net proceeds to the Company of not less than $35,000,000;

     (iii) the legal structure of the Company, the Borrowers and any Subsidiaries shall be satisfactorily organized;

     (iv) the due diligence of the Banks shall have been concluded; and

     (v) after giving effect to the initial Revolving Loans, there shall be a minimum availability under the Borrowing Base of not less than $5,000,000.

     (b) Documents. The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

     (i) A Revolving Note and a Term Note and a Term Note (Foreign Currency) drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrowers and dated the Closing Date.

     (ii) The Security Documents duly executed by the respective parties thereto.

     (iii) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the Closing Date and certifying as to the following:

     (A) A true and accurate copy of the corporate resolutions f(or the equivalent) of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party contemplated hereby and thereby;

     (B) The incumbency, names, titles and signatures of the officers of such Borrower authorized to execute the Loan Documents to which such Borrower is a party and to request Advances;

     (C) A true and accurate copy of the certificate of incorporation (or the equivalent) of such Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than five days prior to the Closing Date; and

     (D) A true and accurate copy of the bylaws (or other constitutive documents) for such Borrower.

     (iv) Audited financial statements of the Company for the fiscal years ending December, 2001 through December, 2003, unaudited financial statements for the Company for the months from December, 2003 through June, 2004 and management letters from the Company’s auditors for the fiscal years ending December, 2001 through December, 2003.

     (v) Evidence that the Total Leverage Ratio as of the Closing Date is not more than 2.75.

     (vi) Evidence that the Company and EBITDA for the 12 months prior to the Closing Date of not less than $35,000,000.

     (vii) Evidence that the initial Loans will be used to retire certain existing Indebtedness of the Borrowers.

     (viii) A certificate of good standing for each Borrower in the jurisdiction of its incorporation certified by the appropriate governmental official which shall be reasonably prior to the Closing Date, together with any other information required by the USA Patriot Act.

     (ix) Such corporate, partnership and other organizational documents and certificates as the Agent may request with respect to the due organization,

good standing, power and authority of any Related Person and incumbency of officers, partners or other officials thereof.

     (x) A certificate dated the Closing Date of the chief executive officer or chief financial officer of each Borrower certifying as to the matters set forth in Sections 3.2 (a) and 3.2 (b) below and to the effect that the Company individually, and together with all its Subsidiaries on a consolidated basis, is Solvent.

     (xi) The initial Borrowing Base Certificate required under Section 5.2 executed by the Chief Financial Officer of the Borrowers’ Agent.

     (xii) Financing statements for each Borrower executed by a duly authorized officer (or officers) as required by the Agent.

     (xiii) ACORD 27 certificates of insurance with respect to each of the businesses and real properties of the Borrowers and their Subsidiaries in such amounts and with such carriers as shall be reasonably acceptable to the Agent.

     (c) Opinions. The Borrowers and each Related Person shall have requested their counsel, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit 3.1(A), and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

     (d) Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Agent; any pledged collateral shall have been duly delivered to the Agent; any title insurance required by the Agent (with endorsements required by the Agent) shall have been obtained and be satisfactory to the Agent; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Agent and its counsel.

     (e) Other Matters. All corporate and legal proceedings relating to the Borrowers and the Related Persons and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent’s special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

     (f) Fees and Expenses. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel payable pursuant to Section 9.2.

     Section 3.2 Conditions Precedent to all Loans and Letters of Credit. The obligation of the Banks to make any Loans hereunder (including the Term Loans and the Term Loans (Foreign Currency) and the initial Revolving Loans) and of the Agent to issue each Letter of Credit

(including the initial Letter of Credit) and of U.S. Bank to make Swingline Loans shall be subject to the fulfillment of the following conditions:

     (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct in all material respects on and as of the Closing Date and on the date of each Revolving Loan or Swingline Loan or on the date of issuance of each Letter of Credit, with the same force and effect as if made on such date except to the extent such representations and warranties relate to a prior date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or Swingline Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

     (c) Notices and Requests. The Agent shall have received the Borrowers’ Agent’s request for such Loans as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.9.

     Section 3.3 Initial Advance to Each New Subsidiary Borrower. The Banks shall not be required to make any Advance hereunder, or issue any Letter of Credit, in each case, to or with respect to any Subsidiary Borrower added after the Closing Date unless the Company or such Subsidiary Borrower has furnished or caused to be furnished to the Agent with sufficient copies for the Banks:

     (a) The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Company thereon, in form and substance satisfactory to the Agent;

     (b) [Reserved]

     (c) Copies of the articles or certificate of incorporation (or the equivalent thereof) of such Subsidiary Borrower, together with all amendments, and a certificate of good standing (or the equivalent thereof), each certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by the USA PATRIOT Act, as determined by the Agent;

     (d) Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of such Subsidiary Borrower, of its by-laws (or the equivalent thereof) and of its Board of Directors’ (or the equivalent thereof) resolutions and of resolutions or actions of any other body authorizing the execution of the Assumption Letter and the other Loan Documents to which such Subsidiary Borrower is a party;

     (e) An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of such Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other Loan Document to which such Subsidiary Borrower is a party, upon which certificate the Agent and the Banks shall be entitled to rely until informed of any change in writing by such Subsidiary Borrower;

     (f) An opinion of counsel to such Subsidiary Borrower in a form reasonably acceptable to the Agent and its counsel;

     (g) Notes payable to each of the Banks; and

     (h) Such other instruments, documents or agreements as the Agent may reasonably request in connection with the addition of such Subsidiary Borrower, all in form and substance reasonably satisfactory to the Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     The Borrowers represent and warrant to the Agent and each Bank that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

     Section 4.1 Corporate Existence and Power. Each of the Borrowers and its Subsidiaries:

     (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

     (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

     (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

     (d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (a) (solely with respect to Excluded Subsidiaries), clause (b)(i), clause (c) or clause (d) of this Section 4.1, to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 4.2 Corporate Authorization; No Contravention.

     (a) The execution, delivery and performance by the Borrowers of this Agreement, and the Borrowers and their Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

     (i) contravene the terms of any of that Person’s Organization Documents;

     (ii) conflict with or result in any material breach or contravention of, or result of the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

     (iii) violate any material Requirement of Law in any material respect.

     (b) Schedule 4.2 sets forth the authorized Equity Interests of each of the Borrowers and their Subsidiaries, as of the Closing Date, after giving effect to the IPO. All issued and outstanding Equity Interests of each of the Borrowers and their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than Permitted Liens, and such securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. All of the issued and outstanding Equity Interests of the Subsidiary Borrowers, the Foreign Subsidiaries and all of their respective Subsidiaries are owned by the Persons and in the amounts set forth on Schedule 4.2. Except as set forth on Schedule 4.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of any such entity, other than those required by applicable law.

     (c) Prior to the Closing Date, the Merger has been consummated and become effective in accordance with applicable law.

     (d) As of the Closing Date, the IPO has been successfully concluded.

     Section 4.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Borrowers or any of their Subsidiaries of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Agent under the Security Documents, (b) those obtained or made on or prior to the Closing Date, (c) those required in connection with the exercise of remedies under the Loan Documents and (d) in the case of any Related Agreement, those which, if not obtained or made, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 4.4 Binding Effect. This Agreement and each other Loan Document and Related Agreement to which the Borrowers or any of their Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrowers and each Subsidiary which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability or (b) in respect of Foreign Currency Borrowers, due to the time barring of claims under limitation acts in England, in connection with defenses or set-off or counterclaim under English law or the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty (such as under Section 9.5) may be void under English law.

     Section 4.5 Litigation. Except as specifically disclosed in Schedule 4.5, as of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrowers or their Subsidiaries or any of their respective Properties which:

     (a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

     (b) if determined adversely to Borrower or any of the Borrowers’ Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     Section 4.6 No Default. As of the Closing Date, neither the Borrowers nor any of their Subsidiaries are in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

     Section 4.7 ERISA Compliance.

     (a) Schedule 4.7 lists all Qualified Plans and Multiemployer Plans. The Borrower and each of its Subsidiaries is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law. The Borrower is not aware of any item of non-compliance which would reasonably be expected to result in the loss of Plan qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to the Borrowers or any ERISA Affiliate, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities.

     (b) No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

     (c) Members of the Controlled Group currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

     Section 4.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10, and are intended to be and shall be used in compliance with Section 5.10. None of the Borrowers or any of their Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

     Section 4.9 Title to Properties. The Borrowers and each of their Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary in the ordinary conduct of their respective businesses, subject to Permitted Liens. The Property of the Borrowers and their Subsidiaries is subject to no Liens, other than Permitted Liens.

     Section 4.10 Taxes. Except as set forth on Schedule 4.10, the Borrowers and their Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and the Borrowers have not received written notice of, and no Responsible Officer of the Borrowers has knowledge of, the recording or filing of any Lien. There is no proposed tax assessment against the Borrowers or any of their Subsidiaries which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

     Section 4.11 Financial Condition.

     (a) Each of (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries dated December 31, 2003, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries dated June 30, 2004 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the six (6) months then ended:

     (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

     (y) present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

     (b) For the period from June 30, 2004 through the Closing Date, there has been no Material Adverse Effect.

     (c) the Borrowers and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 6.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 6.9.

     (d) All financial performance projections delivered to the Agent were prepared by the Company in good faith and are based on assumptions believed by the Company to be reasonable when made, it being recognized by the Agent and the Banks, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results.

     Section 4.12 Environmental Matters. Except as described on Schedule 4.12:

     (a) The on-going operations of the Borrowers and each of their Subsidiaries comply in all respects with all Environmental Laws, except for such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

     (b) The Borrowers and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective Ordinary Courses of Business, all such Environmental Permits are in good standing and in full force and effect, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing and in full force and effect, or to be in compliance with such Environmental Permits would not reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries and would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

     (c) None of the Borrowers, any of their Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, or subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

     (d) There are no Hazardous Materials or other conditions or circumstances regulated under Environmental Laws existing with respect to any Property, or arising from operations prior to the Closing Date, of the Borrowers or any of their Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, neither the Borrowers nor any of their Subsidiaries have any underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials, which would reasonably be expected to result in a Material Adverse Effect.

     Section 4.13 Security Documents. All representations and warranties of the Borrowers, any of their Subsidiaries or, to the knowledge of the Borrowers, any other party to any Security Document (other than the Agent and/or any Bank) contained in the Security Documents are true and correct in all material respects, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

     Section 4.14 Regulated Entities. None of the Borrowers or any of their Subsidiaries of the Borrower is (a) an “investment company” within the meaning of the Investment Company Act of 1940 which is required to be registered thereunder; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other foreign, federal or state statute or regulation limiting its ability to incur Indebtedness.

     Section 4.15 Solvency. The Borrowers and their Subsidiaries, on a consolidated basis, are Solvent.

     Section 4.16 Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrowers or any of their Subsidiaries, or, to the Borrowers’ knowledge, threatened against or affecting the Borrowers or any of their Subsidiaries, in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against the Borrowers or any of their Subsidiaries or, to the knowledge of the Borrowers, threatened against any of them before any Governmental Authority in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 4.17 Copyrights, Patents, Trademarks and Licenses, etc. Schedule 4.17 identifies all United States and foreign patents, registered trademarks, service marks, trade names and registered copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by any Borrowers or any of their Subsidiaries on the Closing Date after giving effect to the Related Transactions, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 4.17, as of the Closing Date, the Borrowers and their Subsidiaries are the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights encumbrances or burdens, the intellectual property identified on Schedule 4.17 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of the Borrowers’ and their Subsidiaries’ businesses as being operated on the Closing Date after giving effect to the Related Transactions. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 4.17 is in full force and effect except to the extent the failure to be in effect will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 4.17, to the best knowledge of the Borrowers, as of the Closing Date (a) none of the products or operations of the Borrowers or their Subsidiaries infringe any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting any Borrower or any of their Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which will not and could not reasonably be expected to have a Material Adverse Effect. None of the trademark registrations set forth on Schedule 4.17 is an “intent-to-use” registration.

     Section 4.18 Subsidiaries. The Borrowers have no Subsidiaries or equity investments in any other corporation or entity other than (a) those existing on the Closing Date and specifically disclosed in Schedule 4.2 or (b) those established or created after the Closing Date in accordance with subsection 6.4(k) with respect to which the Borrowers have complied with all of the requirements of Section 4.12.

     Section 4.19 Brokers’ Fees; Transaction Fees. Other than as set forth on Schedule 4.19, neither the Borrowers nor any of their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

     Section 4.20 Insurance. The Borrowers and each of their Subsidiaries and their respective Properties are insured with reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by similarly situated companies engaged in similar businesses and owning similar Properties in localities where such Borrower or such Subsidiary operates. A materially true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

     Section 4.21 Full Disclosure. None of the representations or warranties made by any Borrower or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate (other than projections and budgets) furnished by or on behalf of any Borrower or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of the Borrowers to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

     Section 4.22 Foreign Assets Control Regulations and Anti-Money Laundering.

     (a) OFAC. None of the Borrowers or any of their Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of a Responsible Officer of a Borrower, associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

     Section 4.23 USA Patriot Act. The Borrowers and each of their Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     Section 4.24 Dormant Subsidiaries. Except for Dormant Subsidiaries for which the Borrower’s Agent has given to the Agent a notice of the type specified in Section 5.2(i), no Dormant Subsidiary has any business operations or any material assets or liabilities.

ARTICLE V

AFFIRMATIVE COVENANTS

     Until all obligations of the Banks hereunder to make the Term Loans and the Term Loans (Foreign Currency) and Revolving Loans and of the Letter of Credit Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations (other than inchoate indemnity obligations) have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Letter of Credit Bank thereon shall have otherwise been discharged (other than inchoate indemnity obligations), unless the Letter of Credit Bank and the Required Banks shall otherwise consent in writing:

     Section 5.1 Financial Statements. The Company shall maintain, and shall cause the Borrowers and each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements (including consolidated financial statements) in conformity with GAAP (provided that in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of organization of such Foreign Subsidiary are satisfactory for unconsolidated financial statements provided with respect to such Foreign Subsidiary, but not for consolidated financial statements) (provided further that, in each case, monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). The Company shall deliver to the Agent and in form and detail reasonably satisfactory to the Agent:

     (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheets of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any “Big Four” or other nationally-recognized independent public accounting firm or otherwise reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.

     (b) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (except 45 days after the end of each December), a copy of the unaudited consolidated balance sheets of the Company, the Borrowers and each of their Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Company by an appropriate Responsible Officer as being complete and correct in all material respects and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.

     Section 5.2 Certificates; Borrowing Base Certificates; Other Information. The Company shall furnish to the Agent:

     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) and, in the case of such financial statement for its last month of the first three fiscal quarters of any fiscal year, Section 5.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 5.2(a), certified on behalf of the Company by a Responsible Officer;

     (b) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders or other equity holders, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

     (c) as soon as available and in any event within 20 days after the end of each calendar month, and, following the occurrence and during the continuance of an Event of Default, at such other times as the Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Company by a Responsible Officer, setting forth the Borrowing Base of the Borrowers as at the end of the most-recently ended calendar month or, following the occurrence and during the continuance of an Event of Default, at such other date or dates as the Agent may require;

     (d) together with each delivery of financial statements pursuant to subsection 5.1(a) and subsection 5.1(b) for the last calendar month of each fiscal quarter (i) a management report, in reasonable detail, signed by a Responsible Officer of the Company, describing the operations and financial condition of the Borrowers and their Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 5.2(f) and discussing the reasons for any significant variations;

     (e) upon the request of the Agent, at any time if an Event of Default shall have occurred and be continuing but otherwise not more often than once each year, the Company will obtain and deliver to the Agent a report of an independent collateral auditor reasonably satisfactory to the Agent with respect to the Accounts and Inventory, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects;

     (f) as soon as available and in any event no later than thirty (30) days after the last day of each fiscal year of the Company, projections of the Company’s (and its Subsidiaries’) consolidated financial performance for the then current fiscal year, and for the forthcoming fiscal year on a month by month basis;

     (g) promptly upon receipt thereof, copies of any reports submitted by the Company’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Company made by such accountants, including any comment letters submitted by such accountants to management of the Company in connection with their services;

     (h) from time to time, if the Agent determines that obtaining appraisals is necessary in order for the Agent or any Bank to comply with applicable laws or regulations, and at any time if an Event of Default shall have occurred and be continuing, the Agent may, or may require the Company to, in either case at the Company’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating then current fair market value of all or any portion of the real or personal property of the Borrowers or any of their Subsidiaries;

     (i) within ten (10) Business Days of any Dormant Subsidiary having any business operations or any material assets or liabilities, written notice of such event; and

     (j) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Agent may from time to time reasonably request.

     Section 5.3 Notices. The Company shall notify promptly the Agent and each Bank of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):

     (a) the occurrence or existence of any Default or Event of Default;

     (b) any breach or non-performance of, or any default under, any Contractual Obligation of any Borrower or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Borrower or such Subsidiary has taken, is taking or proposes to take in respect thereof;

     (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between a Borrower or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

     (d) the commencement of, or any material development in, any litigation or proceeding affecting a Borrower or any of its Subsidiaries (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

     (e) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrowers or any of their Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of a Borrower or any Subsidiary of a Borrower that could reasonably be anticipated to cause such Borrower’s or such Subsidiary’s Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

     (f) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any member or its Controlled Group with respect to such event:

     (i) an ERISA Event;

     (ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

     (iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

     (iv) the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

     (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company, the Borrowers or any of their Subsidiaries delivered to the Agent and the Banks pursuant to this Agreement;

     (h) any material change in accounting policies or financial reporting practices by the Company, any Borrower or any of their Subsidiaries;

     (i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving a Borrower or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

     (j) the creation, establishment or acquisition of any Subsidiary or the issuance by a Borrower of any capital stock or warrant option or similar agreement in respect thereof.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

     Section 5.4 Preservation of Corporate Existence, Etc. The Borrowers shall, and shall cause each of their Subsidiaries to:

     (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 6.3;

     (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 6.3 and sales of assets permitted by Section 6.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (c) use its reasonable efforts, in the Ordinary Course of Business and in its reasonable business judgment, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

     (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 5.5 Maintenance of Property. The Borrowers shall maintain, and shall cause each of their Subsidiaries to maintain, and preserve all its Property which is necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 5.6 Insurance. The Borrowers shall maintain, and shall cause each of their Subsidiaries to maintain, with reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by similarly situated Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and Property and casualty insurance, which amounts shall not be reduced by a Borrower or any of its Subsidiaries in the absence of thirty (30) days’ prior notice to the Agent and business interruption insurance in an amount not less than $5,000,000. All Property damage and casualty insurance shall name the Agent as loss payee/mortgagee, all liability insurance shall name the Agent, for the benefit of the Banks as additional insured and all business interruption insurance shall name the Agent as assignee. Upon request of the Agent or any Bank, the Company shall furnish the Agent at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer on behalf of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Borrowers and their Subsidiaries in accordance with this Section 5.6. In the event that the Agent requests from the Company evidence of the insurance coverage required by this Agreement, and the Company fails to deliver such evidence within two Business Days following such request, the Agent may purchase insurance at the Borrowers’ expense to protect the Agent’s and Banks’ interests in the Borrowers’ and their Subsidiaries’ Properties. This insurance may, but need not, protect the Borrowers’ and their Subsidiaries’ interests. The coverage that the Agent purchases may not pay any claim that a Borrower or any Subsidiary of a Borrower makes or any claim that is made against a Borrower or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If the Agent purchases insurance, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges the Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.

     Section 5.7 Payment of Obligations. The Borrowers shall, and shall cause their Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

     (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary;

     (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrowers;

     (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness, except to the extent such non-payment would not result in an Event of Default under subsection 7.1(e) below; and

     (d) the performance of all obligations under any Contractual Obligation to which a Borrower or any of its Subsidiaries is bound, or to which it or any of its properties is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 5.8 Compliance with Laws. The Borrowers shall comply, and shall cause each of their Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except (a)(i) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves have been established on the Borrower’s financial statements or (b) where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 5.9 Inspection of Property and Books and Records. The Borrowers shall maintain and shall cause each of their Subsidiaries to maintain proper books of record and account, in which true and correct entries, in all material respects, in conformity with GAAP (or the equivalent in the foreign country where such Borrower or Subsidiary has its principal place of business) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrowers and such Subsidiaries. The Borrowers shall permit, and shall cause each of their Subsidiaries to permit, representatives and independent contractors of the Agent (at the expense of the Borrowers provided that the Borrowers shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing), or the Required Bank (at the Required Bank’s expense unless an Event of Default shall have occurred and be continuing), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Borrower; provided, however, a Responsible Officer of such Borrower shall be afforded the opportunity to attend any discussions with any independent public accountants and, provided, further, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

     Section 5.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) to refinance certain Indebtedness, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 3.1(f), and (c) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

     Section 5.11 [Reserved].

     Section 5.12 Further Assurances.

     (a) The Borrowers shall ensure that all written information (other than projections or budgets), exhibits and reports furnished to the Agent or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

     (b) Promptly upon request by the Agent, the Borrowers shall (and shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Security Documents any of the Properties, rights or interests covered by any of the Security Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Banks the rights granted or now or hereafter intended to be granted to the Agent and the Banks under any Loan Document or under any other document executed in connection therewith.

     (c) Interest Rate Protection. Prior to December 31, 2004, the Company shall enter into, and thereafter maintain, Rate Contracts providing protection against fluctuations in interest rates with one or more financial institutions or otherwise fixing the rate of interest with respect to an amount equal to at least 20% of the Dollar Amount of the Term Loans and the Term Loans (Foreign Currency), which agreements shall provide for not less than a three (3) year term and containing such other terms as are customary and are reasonably satisfactory to the Agent.

     Section 5.13 Management Agreement. The Company shall provide the Agent promptly after the execution thereof an executed copy of the Management Agreement dated not later than one year after the date of this Agreement.

     Section 5.14 Real Estate Mortgages. With respect to any fee interest in any real property owned by the Company or any Subsidiary, promptly upon the request of the Agent, the Company shall or shall cause the relevant Subsidiary to (A) execute and deliver a first priority mortgage or deed of trust (as may be required by applicable law) subject to Permitted Liens, in favor of the Agent for the benefit of the Banks covering such real property, (B) if requested by the Agent, provide the Banks (x) title and extended coverage insurance covering such real property in an amount at least equal to the fair market value of such real property (or such other amount as shall be specified by the Agent) as well as a current ALTA survey thereof or equivalent thereof satisfactory to the Agent, together with a surveyor’s certificate, (y) any consents or estoppels deemed necessary or advisable by the Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance satisfactory to the Agent and (z) environmental reports or other evidence satisfactory to the Agent as to any potential liabilities under environmental laws associated with such real property and (C) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Agent.

     Section 5.15 Guaranties and Security Interests With Respect to Subsidiaries. With respect to any Subsidiary of the Company for which such events have not previously occurred or such deliveries have not been previously made, promptly at the request of the Agent: (i) the Company shall cause the Equity Interests in such Subsidiary (or, as to any Foreign Subsidiary, 65% of the Equity Interests in such Subsidiary) to be pledged to the Agent for the benefit of the Banks to secure the Obligations, (ii) the Company shall cause such Subsidiary to absolutely and unconditionally guaranty or otherwise become obligated to pay the Obligations, and/or grant to the Agent for the benefit of the Banks a perfected security interest in substantially all of the assets of such Subsidiary as security for the Obligations and (iii) the Company shall cause such Subsidiary to, at the Company’s sole cost and expense, execute and deliver to the Agent such documents and instruments reasonably deemed necessary by the Agent to effectuate, or to evidence the due organizational authorization of, the matters specified the foregoing clauses (i) and (ii) as specified in such request (which documents may include a certificate of an appropriate officer of such Subsidiary as to the organizational documents and resolutions of such Subsidiary with respect to such matters and legal opinions with respect to such matters). Notwithstanding the foregoing, the Company shall not be required to furnish any such guaranties or security interests or related documents or instruments with respect to any Foreign Subsidiary to the extent that such actions would either (a) violate the laws of the jurisdiction of formation of such Foreign Subsidiary or (b) create adverse tax consequences with respect to the Company or any Subsidiary.

     Section 5.16 Collateral Assignments of Intellectual Property. Promptly upon any request by the Agent, the Company or any of its Subsidiaries specified in such request will execute and deliver to the Agent collateral assignments of any intellectual property owned by the Company or such Subsidiary that is registered with the United States Office of Patents and Trademarks or the United States Office of Copyrights or any foreign filing authority and in the form reasonably prescribed by the Agent.

     Section 5.17 Additional Financial Information. Within 10 days after the Closing Date, the Borrowers’ Agent will furnish to the Agent:

     (a) projections for the Borrowers and their Subsidiaries for the fiscal year period 2004 through 2008 (including monthly projections for the 12 months commencing with August, 2004);

     (b) actual results against prior projections for the Company for the 12 months ending June, 2004; and

     (c) a pro forma closing balance sheet for the Company, giving effect to the transactions contemplated by this Agreement.

ARTICLE VI

NEGATIVE COVENANTS

     Until all obligations of the Banks hereunder to make the Term Loans and the Term Loans (Foreign Currency) and Revolving Loans and of the Letter of Credit Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Letter of Credit Bank thereon shall have otherwise been discharged, unless the Letter of Credit Bank and the Required Banks shall otherwise consent in writing:

     Section 6.1 Limitation on Liens. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of their Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

     (a) any Lien existing on the Property of the Borrowers or their Subsidiaries on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by subsection 6.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 6.5(c);

     (b) any Lien created under any Loan Document;

     (c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.10;

     (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

     (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

     (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Borrowers and their Subsidiaries not exceeding $1,000,000;

     (g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or, in the aggregate, do not materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Borrowers and their Subsidiaries;

     (h) Liens on any Property acquired or held by a Borrower or its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 6.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property (including any shipping and installation costs);

     (i) Liens securing Capitalized Lease Obligations permitted under subsection 6.5(d);

     (j) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement;

     (k) Liens arising from precautionary UCC financing statements filed under any lease permitted by this Agreement;

     (l) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;

     (m) Liens in favor of collecting banks arising under Section 4-210 of the UCC;

     (n) Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business consistent with past practices, to the extent not interfering with the Borrowers or any of their Subsidiaries;

     (o) licenses, sublicenses, leases or subleases of real property or intellectual property granted by the Borrowers (as lessor or licensor) to third Persons in the Ordinary Course of Business consistent with past practices;

     (p) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to a Borrower or any of its Subsidiaries by such financial institutions in the Ordinary Course of Business of the maintenance and operation of such accounts;

     (q) Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such repurchase agreements and/or Investments are permitted under Section 6.4 hereof;

     (r) other Liens not described above securing obligations other than Indebtedness, provided such Liens do not secure obligations in excess of $1,000,000 in the aggregate at any one time;

     (s) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

     (t) Liens attaching solely to reasonable cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

     (u) Liens attaching solely to Cash Equivalents in connection with any swap agreement that is not connected with the Obligations; and

     (v) Liens with respect to Property of a Foreign Subsidiary that is not a Foreign Currency Borrower given to secure Indebtedness of such Foreign Subsidiary permitted by Section 6.5(n).

     Section 6.2 Disposition of Assets. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

     (a) (i) dispositions of inventory and use of cash, all in the Ordinary Course of Business, (ii) dispositions of used, worn-out or surplus equipment in the Ordinary Course of Business, (iii) leasing, subleasing, licensing or sublicensing of intellectual property, or real or personal property to third parties, in each case, in the Ordinary Course of Business consistent with past practices, to the extent not interfering with a Borrower or any of its Subsidiaries, and (iv) dispositions of inventory among the Company and its Subsidiaries to the extent permitted by Section 6.6(b);

     (b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the net proceeds of such disposition is made as provided in Section 2.7; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) at least seventy five percent (75%) of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by a Borrower and its Subsidiaries, together, shall not exceed in any fiscal year $1,000,000;

     (c) sales, discounts or write-offs of overdue Accounts for collection in the Ordinary Course of Business consistent with past practices;

     (d) sales or other dispositions of Cash Equivalents in the Ordinary Course of Business;

     (e) issuances of Equity Interests in the Company (including warrants or options or similar interests) to officers and employees pursuant to a stock ownership or purchase plan or compensation plan of a Borrower or any of its Subsidiaries, to the extent otherwise permitted pursuant to the terms of this Agreement; provided that no issuances shall be permitted while an Event of Default has occurred or is continuing or would arise as a result therefrom;

     (f) the granting of Permitted Liens;

     (g) sales or other dispositions expressly permitted pursuant to Section 6.3 and dispositions of Investments permitted by Section 6.4;

     (h) intercompany transfers of assets in the Ordinary Course of Business; provided, that the fair market value of assets transferred to Foreign Subsidiaries shall not exceed $5,000,000 in any fiscal year;

     (i) issuances of Equity Interests to qualifying directors of the Borrowers and the Subsidiaries; and

     (j) sales or other dispositions of Investments permitted hereunder.

     Section 6.3 Consolidations and Mergers. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) the Company may consummate the Merger on the Closing Date and (ii) upon not less than five (5) Business Days prior written notice to the Agent, any Subsidiary of the Company may merge with, or dissolve or liquidate into, the Company or a Wholly-Owned Subsidiary of the Company, provided that the Company or such Wholly-Owned Subsidiary shall be the continuing or surviving entity.

     Section 6.4 Loans and Investments. The Borrowers shall not and shall not suffer or permit any of their Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any capital stock, Equity Interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary after the Closing Date, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination (other than the Merger or as otherwise permitted pursuant to Section 6.3) or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower or any Subsidiary of a Borrower, but excluding trade payables, accrued operating expenses, prepaid operating expenses and Accounts Receivable, in each instance, incurred, made or arising in the Ordinary Course of Business consistent with past practices (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

     (a) Investments in Cash Equivalents;

     (b) extensions of credit in the Ordinary Course of Business by (i) the Company to any of its Subsidiaries, or (ii) any Subsidiary of the Company to the Company or to any other Subsidiary of the Company; provided that following an Event of Default, if requested by the Agent, the obligations of each obligor shall be evidenced by notes, the sole originally executed copy of which shall, at the request of the Agent, be pledged to the Agent, for the benefit of the Agent and the Banks, and have such other terms as the Agent may reasonably require;

     (c) loans and advances to employees in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate at any time outstanding;

     (d) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

     (e) Investments in the form of intercompany loans made by the Borrowers to the Company to the extent that, at the time such loan is made, a Restricted Payment from the Borrowers to the Company would be permitted under Section 6.11 and provided that (i) the proceeds of such loans are used for the purposes specified in Section 6.11, (ii) following an Event of Default, if requested by the Agent, such loans are evidenced by promissory notes, the sole originally executed copy of which shall, at the request of the Agent, be pledged to the Agent, for the benefit of the Agent and Banks, as security for the Obligations and (iii) such intercompany loans shall be treated as a Restricted Payment for purposes of this Agreement, including, without limitation, determining compliance with the provisions of Section 6.11 relating to the type of such Restricted Payment;

     (f) the forgiveness or capitalization by a Borrower or any of its Subsidiaries of Indebtedness owed to such Borrower or such Subsidiary by a Borrower or any other Subsidiary of a Borrower in the Ordinary Course of Business;

     (g) Rate Contracts entered into in the Ordinary Course of Business;

     (h) deposit accounts maintained in the Ordinary Course of Business to the extent that, if so requested by the Agent, the Agent has received a deposit account control agreement, in form and substance reasonably satisfactory to the Agent, executed by the applicable Borrower, the Agent and the financial institution at which all such deposit accounts are maintained, and over which deposit accounts the Agent has “control” under and as defined in the UCC;

     (i) deposits made in the Ordinary Course of Business securing obligations or performance under contracts, such as in connection with real estate or personal property leases;

     (j) promissory notes and other similar non-cash consideration received by a Borrower or any of its Subsidiaries in connection with dispositions permitted under subsection 6.2(b), provided that such notes or non-cash consideration shall be pledged to the Agent, for the benefit of the Agent and the Banks;

     (k) the establishment or creation of domestic Wholly-Owned Subsidiaries by the Company or any of its domestic Wholly-Owned Subsidiaries after the Closing Date to the extent the Company and its Subsidiaries shall have complied with the provisions of Section 5.12 in respect thereof and no Default or Event of Default exists or otherwise would arise or result therefrom, provided that, contributions to capital and extensions of credit to such Subsidiaries shall be subject to the provisions of this Agreement;

     (l) the acquisition by the Company or any of its domestic Wholly-Owned Subsidiaries of all or substantially all of the assets of another domestic business organization that is a Wholly-Owned Subsidiary prior to such acquisition, or of any business or division of such domestic Wholly-Owned Subsidiary, so long as no Event of Default exists or otherwise would result therefrom;

     (m) Investments existing on the Closing Date and set forth in Schedule 6.4;

     (n) to the extent permitted by applicable law, the Borrowers and their Subsidiaries may accept notes from officers and employees in exchange for capital stock of the Company purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan in the Ordinary Course of Business;

     (o) Contingent Obligations permitted under Section 6.9;

     (p) loans or Investments that could otherwise be made as a distribution in cash permitted under Section 6.11;

     (q) Investments to the extent such Investments reflect an increase in the value of other permitted Investments;

     (r) the Borrowers and their Subsidiaries may capitalize or forgive any Indebtedness owed to it by a Borrower;

     (s) Permitted Acquisitions;

     (t) transfers of assets among the Borrowers and their Subsidiaries to the extent permitted under Section 6.2;

     (u) Investments constituting pledges and deposits otherwise permitted under this Agreement;

     (v) creation of, and capital contributions to, (i) Domestic Subsidiaries provided such Borrower and such Subsidiary shall have complied with the terms and conditions contained in Section 5.12 and (ii) Foreign Subsidiaries, provided that the capital contributions to Foreign Subsidiaries shall not exceed $5,000,000 (plus any return of capital or dividends received from Foreign Subsidiaries) during the term of this agreement;

     (w) Capital Expenditures permitted hereunder; and

     (x) other Investments not described above in an aggregate amount not to exceed $1,000,000 at any one time outstanding. The amount of any Investment shall be the initial amount of such Investment less all repayments, returns, dividends and distributions received in respect of such Investment and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

     Section 6.5 Limitation on Indebtedness. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (a) Indebtedness incurred pursuant to this Agreement;

     (b) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 6.9;

     (c) Indebtedness existing on the Closing Date and set forth in Schedule 6.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

     (d) Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 6.1(i);

     (e) unsecured intercompany Indebtedness permitted pursuant to subsection 6.4(b);

     (f) Subordinated Indebtedness;

     (g) Indebtedness incurred in respect of netting services and overdraft protection in connection with deposit accounts;

     (h) Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

     (i) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.7;

     (j) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests (or option or warrants or similar instruments) of the Company in the Ordinary Course of Business;

     (k) Indebtedness arising from agreements providing for indemnification, Surety Bonds or performance bonds securing the performance of such Person in the Ordinary Course of Business or in connection with a Permitted Acquisition or disposition permitted under Subsection 6.2;

     (l) obligations under incentive, non-compete, consulting, deferred compensation, or other similar arrangements entered into in the Ordinary Course of Business;

     (m) Indebtedness in connection with Rate Contracts;

     (n) Indebtedness of Foreign Subsidiaries (including letters of credit) incurred in the Ordinary Course of Business not to exceed $5,000,000 outstanding at any time;

     (o) to the extent constituting Indebtedness, obligations secured by Liens permitted under Subsection 6.1(c); and

     (p) other Indebtedness not exceeding in the aggregate at any time outstanding $1,000,000.

     Section 6.6 Transactions with Affiliates. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, enter into any transaction with any Affiliate of such Borrower or of any such Subsidiary, except:

     (a) as expressly permitted by this Agreement

     (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Borrower or such Subsidiary provided that, in the case of this clause (b), upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Borrower or such Subsidiary and which are disclosed in writing to the Agent;

     (c) transactions entered into on or prior to the Closing Date and disclosed on Schedule 6.6;

     (d) compensation, expense reimbursement and indemnities paid to officers and directors of the Borrowers and their Subsidiaries in the Ordinary Course of Business;

     (e) stock option and compensation plans of the Borrowers and their Subsidiaries maintained in the Ordinary Course of Business;

     (f) employment contracts with officers and management of the Borrowers and their Subsidiaries permitted by Section 6.7;

     (g) transactions among the Borrowers and their Subsidiaries in the Ordinary Course of Business;

     (h) the repurchase of Equity Interests from officers, directors and employees to the extent permitted by Section 6.4;

     (i) advances and loan to officers and employees of the Borrowers and their Subsidiaries to the extent permitted by Section 6.4;

     (j) notes taken from officers, directors and employees to purchase Equity Interests to the extent permitted by Section 6.4; and,

     (k) payment of management fees, consulting fees, advisory fees or similar fees pursuant to the Management Agreement and indemnities and reimbursement of expenses in connection therewith.

     Section 6.7 Management Fees and Compensation. The Borrowers shall not, and shall not permit any of their Subsidiaries to pay any management, consulting or similar fees to any Affiliate of the Borrower or to any officer, director or employee of the Borrower or any of its Subsidiaries or any Affiliate of the Borrower except (a) payment of reasonable compensation to officers and employees for actual services rendered to the Borrower and its Subsidiaries in the Ordinary Course of Business, (b) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $1,000,000 in any fiscal year of the Borrower, (c) reimbursement of reasonable, actual out-of-pocket expenses incurred by HCI Partners LLC in the Ordinary Course of Business to the extent required to be reimbursed pursuant the Management Agreement, (d) payment of a management fee to HCI Partners LLC pursuant to the Management Agreement not to exceed $500,000 per annum, and (e) transaction fees payable pursuant to the Management Agreement; provided, however, that no such fees or reimbursements of expenses described in clauses (c), (d) or (e) above shall be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment, provided, further, that fees or reimbursements of expenses not paid as a result of the occurrence or continuance of an Event of Default may accrue and be paid when the applicable Event of Default has been cured or waived.

     Section 6.8 Use of Proceeds. The Borrowers shall not and shall not suffer or permit any of their Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

     Section 6.9 Contingent Obligations. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

     (a) endorsements for collection or deposit and standard contractual indemnities entered into, in each case, in the Ordinary Course of Business;

     (b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with the Agent’s prior written consent or pursuant to Section 5.13;

     (c) Contingent Obligations of a Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 6.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

     (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

     (e) Contingent Obligations (including Earn-outs) in connection with Permitted Acquisitions and Subordinated Indebtedness;

     (f) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;

     (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under subsection 6.2(b);

     (h) Contingent Obligations arising under Letters of Credit and other letters of credit permitted by Section 6.5; and

     (i) Contingent Obligations incurred for the benefit of the Company or any of its Wholly-Owned Subsidiaries if the Primary Obligation is expressly permitted by this Agreement.

     Section 6.10 Compliance with ERISA. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to:

     (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to a Borrower;

     (b) permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

     (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to a Borrower;

     (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

     (e) except for any such excess described in Section 6.10 with respect to any plans relating to the Subsidiaries’ United Kingdom operations permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

     Section 6.11 Restricted Payments. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Company or any Wholly-Owned Subsidiary of the Company, and except that the Company may:

     (a) declare and make dividend payments or other distributions payable solely in its common stock or other equity securities;

     (b) redemption and dividend payments to management and directors in the Ordinary Course of Business pursuant to the Company’s executive compensation plans;

     (c) prepay the indebtedness associated with the issuance of industrial development revenue bonds existing on the date of this Agreement relating to the Borrowers’ Vonore, Tennessee facility; and

     (d) in connection with the consummation of the Merger, make distributions upon and/or redeem fractional shares in the Company.

     Section 6.12 Change in Business. The Borrowers shall not, and shall not permit any of their Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or any business similarly related to or which constitutes a reasonable extension thereof.

     Section 6.13 Change in Structure. Except (i) as expressly permitted under Section 5.3 and 6.4 and (ii) for the UK Restructuring Transaction so long as (x) no Event of Default is continuing, (y) the Borrower’s Agent has given the Agent not less than 10 days’ written notice prior to the consummation thereof and (z) the Borrower’s Representative has delivered to the Agent any documents requested by the Agent of the type specified in Section 5.15, the Borrowers shall not and shall not permit any of their Subsidiaries to, make any material changes in their equity capital structure (including in the terms of its outstanding stock), or amend any of their Organization Documents in any material respect or in any respect adverse to the Agent or Banks in their capacity as such, except that National Seating Company (currently a Subsidiary of Bostrom International, Ltd.) may become a Subsidiary owned directly by the Company.

     Section 6.14 Accounting Changes. The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

     Section 6.15 Amendments to Related Agreements and Subordinated Indebtedness.

     (a) The Borrowers shall not and shall not permit any of their Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreement in a manner adverse to the Agent or Banks or which could reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreement that could reasonably be expected to have a Material Adverse Effect.

     (b) the Borrowers shall not, and shall not permit any of their Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness if the effect of such amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (D) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to such Borrower, any of its Subsidiaries, the Agent or the Banks.

     Section 6.16 No Negative Pledges. The Borrowers will not, and will not permit any of their Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, or make other payments and distributions to the Company or any of its Subsidiaries other than restrictions contained herein. The Borrowers will not, and will not permit any of their Subsidiaries, directly or indirectly, to enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to subsections 6.1(h) and (i) and (v) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens or (ii) licenses and contracts providing that the granting of such Lien in the right, title or interest of the Borrowers or their Subsidiaries therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another Person party to such license or contract to enforce any remedy with respect thereto.

     Section 6.17 OFAC. None of the Borrowers or any of their Subsidiaries (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the knowledge of a Responsible Officer of a Borrower, associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

     Section 6.18 Capital Expenditures. The Borrowers and their Subsidiaries shall not make Capital Expenditures for any fiscal year in an aggregate amount exceeding $12,000,000.

     Section 6.19 Total Leverage Ratio. The Borrowers shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during the following periods for the four fiscal quarter period then ended to be greater than the ratio set forth below for such period:

Fiscal Quarters	Maximum Total
Ending	Leverage Ratio
September 30, 2004	3.00 to 1.00

December 31, 2004	3.00 to 1.00

March 31, 2005 through December 31, 2005	2.75 to 1.00

March 31, 2006 through December 31, 2006 and each fiscal quarter thereafter	2.50 to 1.00

     Section 6.20 Fixed Charge Coverage Ratio. The Company shall not permit its Fixed Charge Coverage Ratio:

     (a) for the period from October 1, 2004 to the last day of the fiscal quarters ending on or about December 31, 2004, March 31, 2005 and June 30, 2005, to be less than 1.30 to 1.00; and

     (b) for the four fiscal quarters ending on September 2005 and the last day of each fiscal quarter thereafter, to be less than 1.30 to 1.00.

     Section 6.21 Interest Coverage Ratio. The Company shall not permit its Interest Coverage Ratio:

     (a) for the period from October 1, 2004 to the last day of the fiscal quarters ending on or about December 31, 2004, March 31, 2005 and June 30, 2005, to be less than 2.50 to 1.00; and

     (b) for the four fiscal quarters ending on or about September 2005 and the last day of each fiscal quarter thereafter, to be less than 2.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

     Section 7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

     (a) Non-Payment. The Borrowers fail to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, whether by acceleration or otherwise, (ii) within three (3) days after the same shall become due, any interest on any Loan, or (iii) within five (5) days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

     (b) Representation or Warranty. Any representation, warranty or certification by or on behalf of a Borrower or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by a Borrower, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c) Specific Defaults. A Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.2(a), 5.3, 5.4(a) , 5.12 or Article VI hereof or the Fee Letter; or

     (d) Other Defaults. A Borrower or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower’s Agent by the Agent or the Required Banks; or

     (e) Cross-Default. A Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any one or more items of Indebtedness (other than the Obligations) or Contingent Obligations having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

     (f) Insolvency; Voluntary Proceedings. A Borrower or any of its Subsidiaries (i) ceases or fails, on a consolidated basis, to be Solvent; (ii) other than as to Excluded Subsidiaries, voluntarily ceases to conduct its business in the ordinary course (; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

     (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against a Borrower or any Subsidiary of a Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of a Borrower’s or any of its Subsidiaries’ Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) a Borrower or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) a Borrower or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

     (h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) a member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code; (vii) any member of the Controlled Group is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect; or

     (i) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against a Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance or for which there is not indemnification upon terms, and by such indemnitors, reasonably acceptable to the Agent) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

     (j) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against a Borrower or any of its Subsidiaries which does or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (k) Collateral. Any material provision of any Security Document shall for any reason cease to be valid and binding on or enforceable against a Borrower or any Subsidiary of a Borrower party thereto or a Borrower or any Subsidiary of a Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or, if such security interest is a perfected security interest, such security interest shall for any reason (other than the failure of the Agent or its counsel to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

     (l) Ownership. Following the IPO, any Change of Control shall occur.

     (m) Invalidity of Subordination Provisions. The subordination provisions of any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect in any material respect, or the Borrower or any Subsidiary thereof which is subject to such subordination provisions shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

     Section 7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent shall at the request of the Required Banks:

     (a) declare all or any portion of the Commitment of each Bank and the Issuing Bank to make Advances or issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;

     (b) declare all or any portion of the unpaid principal amount of all outstanding Advances, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

     (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f), 7.1(g) or 7.1(m)(iv) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Bank to make Loans and the obligation of the Issuing Bank to issue Bank Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

     Section 7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     Section 7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then the Agent, at the request of Banks holding more than fifty percent (50%) of the Revolving Loan Commitments (or if there are three or fewer Banks holding Revolving Loan Commitments, at the request of all Banks holding Revolving Loan Commitments) shall, demand

(which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof or upon payment in full of the Term Loans and the Term Loans (Foreign Currency)), and the Borrower shall thereupon deliver to the Agent, to be held for the benefit of the Agent and the Banks entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Participation Liability (determined in accordance with subsection 1.1(c) hereof) as additional collateral security for the Borrower’s Obligations in respect of any outstanding Bank Letter of Credit and Letter of Credit Participation Agreement. The Agent may at any time upon notice to the Issuing Bank apply any or all of such cash and cash collateral to the payment of any or all of the Borrower’s Obligations in respect of any Bank Letters of Credit or Letter of Credit Participation Agreements. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent’s name, for the benefit of the Agent and the Banks entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the Agent may, in its discretion, select.

     Section 7.5 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, each Borrower hereby irrevocably authorizes each Bank to set off any Obligations then due and payable owed to such Bank against all deposits (other than tax withholding and payroll accounts maintained in the ordinary course of business) and credits of such Borrower with, and any and all claims of the Borrowers against, such Bank, and to set off any Obligations against all amounts in the Holding Account. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the deposits and credits held for the account of the Borrowers is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII

THE AGENT

     The following provisions shall govern the relationship of the Agent with the Banks.

     Section 8.1 Appointment and Authorization. Each Bank appoints and authorizes the Agent and the Foreign Currency Funding Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor the Foreign Currency Funding Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent and the Foreign Currency Funding Agent shall act as an independent contractor in performing its obligations as Agent hereunder. The duties of the Agent and the Foreign Currency Funding

Agent shall be mechanical and administrative in nature, and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Foreign Currency Funding Agent, any Borrower or the Banks.

     Section 8.2 Note Holders. The Agent and the Foreign Currency Funding Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent and the Foreign Currency Funding Agent.

     Section 8.3 Consultation With Counsel. The Agent, the Syndication Agent and the Foreign Currency Funding Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     Section 8.4 Loan Documents. Neither the Agent nor the Syndication Agent nor the Foreign Currency Funding Agent shall be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent and the Syndication Agent and the Foreign Currency Funding Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     Section 8.5 USBNA and Affiliates. With respect to its Commitments and the Loans made by it, USBNA and the Foreign Currency Funding Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and USBNA, the Foreign Currency Funding Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower as if it were not the Agent or the Foreign Currency Funding Agent.

     Section 8.6 Action by Agent.

     (a) Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

     (b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each relevant Bank (without requirement of notice to or consent of any such Bank or any Bank Affiliate or any other counterparty to any Rate Contract) to take any action requested by the relevant Borrower having the effect of releasing any collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by Section 6.2 or (ii) under the circumstances described in paragraph (b) below.

     (c) At such time as the Obligations (other than obligations under or in respect of Rate Contract) shall have been paid in full, the Commitments, the collateral for the Obligations shall (without the requirement of notice or consent of any Bank or any Bank Affiliate or any other counterparty to any Rate Contract) be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and each Borrower under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

     Section 8.7 Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of any Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of each Borrower. Except as explicitly provided herein, neither the Agent nor the Syndication Agent nor the Foreign Currency Funding Agent has any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

     Section 8.8 Notices of Event of Default, Etc. In the event that the Agent or the Foreign Currency Funding Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent or the Foreign Currency Funding Agent hall promptly give notice thereof to the Banks. Neither the Foreign Currency Funding Agent nor the Agent be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”.

     Section 8.9 Indemnification. Each Bank agrees to indemnify the Agent and the Syndication Agent and the Foreign Currency Funding Agent, as Agent and Syndication Agent and Foreign Currency Funding Agent, respectively (to the extent not reimbursed by the Borrowers), ratably according to such Bank’s Total Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent or the Syndication Agent or the Foreign Currency Funding Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent or the Syndication Agent or the Foreign Currency Funding Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or the Syndication Agent’s or the Foreign Currency Funding Agent’s gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve any Borrower of any of its obligations under this Agreement.

     Section 8.10 Payments and Collections. All funds received by the Agent in respect of any payments made by any Borrower on the Term Notes and the Term Notes (Foreign Currency) shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Term Loan Percentage or Term Loan Percentage (Foreign Currency). All funds received by the Agent in respect of any payments made by any Borrower on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrowers or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrowers hereunder; (c) next to the Agent for the account of the Banks (in accordance with their respective Total Percentages) for application to interest on the Notes and any Rate Protection Obligations; (d) next to the Agent for the account of the Banks (in accordance with their respective Total Percentages) for application to principal on the Notes and any Rate Protection Obligations; and (e) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

     Section 8.11 Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank’s share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrowers to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrowers arising under or pursuant to this Agreement, and only then to any other Indebtedness of any Borrower to such Bank.

     Section 8.12 Advice to Banks. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrowers by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrowers directly to each Bank.

     Section 8.13 Defaulting Bank.

     (a) Remedies Against a Defaulting Bank. In addition to the rights and remedies that may be available to the Agent or the Borrowers under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank’s right to collect Revolving Commitment Fees or to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Banks, shall be suspended while such Bank remains a Defaulting Bank; provided, however, that the Commitments of such Bank may not be increased and the period of such Commitments may not be extended without such Bank’s consent. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

     (b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitments. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 9.6, including an Assignment in form acceptable to the Agent. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrowers). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrowers. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

     Section 8.14 Resignation. If at any time USBNA or the Foreign Currency Funding Agent shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrowers’ Agent a written notification of its resignation as such the relevant agent under this Agreement, such resignation to be effective upon the appointment of a successor agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Required Banks may appoint a successor Agent or Foreign Currency Funding Agent, but if no Event of Default shall have occurred and be continuing then such appointment shall be subject to the consent of the Company not to be unreasonably withheld or delayed.

     Section 8.15 Co-Agent; Syndication Agent. Comerica Bank has been designated by the Company as “Syndication Agent” under this Agreement. Other than its rights and remedies as a Bank hereunder, the Syndication Agent shall have no administrative, collateral or other rights or responsibilities, provided, however, that Syndication Agent shall be entitled to the benefits afforded to the Agent under Sections 8.3, 8.4, 8.7 and 8.9 hereof.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrowers; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Required Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

     (a) Reduce the rate or extend the time of payment of interest thereon (other than the waiver of additional interest or fees during an Event of Default, which shall only require the consent of the Required Banks), or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof (other than the postponement or delay of the date on which any mandatory prepayment, is required to be made under Sections 2.8(b), (c) or (d), which shall only require the consent of the Required Banks), without the consent of the holder of each Note so affected; or

     (b) Increase the amount or extend the time of any Commitment of any Bank, without the consent of such Bank; or

     (c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

     (d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

     (e) Amend the definition of Required Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

     (f) Amend any of the foregoing Sections 9.1 (a) through (e) or this Section 9.1 (f) without the consent of all the Banks; or

     (g) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

     (h) Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent.

     Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to reimburse the Agent and the Syndication Agent (within 10 days of demand, or, if an Event of Default is continuing, immediately upon demand) demand for all reasonable out-of-pocket expenses paid or incurred by the Agent and the Syndication Agent including filing and recording costs and fees and expenses of outside counsel to the Agent and outside counsel to the Syndication Agent (determined on the basis of such counsels’ generally applicable rates, which may be higher than the rates such counsel charges the Agent or the Syndication Agent in certain matters) and/or the allocated costs of in-house counsel incurred from time to time during the continuation of an Event of Default, in connection with the negotiation, preparation, approval, review, execution and delivery of this Agreement and the other Loan Documents and any commitment letters relating thereto, together with such expenses incurred by the Agent or the Syndication Agent (and its respective counsel) with respect to the administration, amendment, modification and interpretation of this Agreement and the other Loan Documents. The Borrowers shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.

     Section 9.3 Waivers, etc. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

     Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

     Section 9.5 Taxes. The Borrowers agree to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrowers shall survive the termination of this Agreement.

     Section 9.6 Successors and Assigns; Participations; Purchasing Banks.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

     (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Revolving Loan or Term Loan or Term Loan (Foreign Currency) or other Obligation owing to such Bank, any Revolving Note or Term Note or Term Note (Foreign Currency) held by such Bank, and any Revolving Commitment or Term Loan Commitment or Term Loan Commitment (Foreign Currency) of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note or Term Note or Term Note (Foreign Currency) for all purposes under this Agreement, (iv) the Borrowers, the Borrowers’ Agent and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a)-(e) without the prior consent of such Participant. Each Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes, the Term Notes, the Term Notes (Foreign Currency) and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note, Term Note, Term Note (Foreign Currency) or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note or Term Note or Term Note (Foreign Currency) or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 8.11. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.21, 2.22, 2.23, 2.24 and 9.2 with respect to its participation in the Revolving Commitments, Term Loan Commitments, Term Loan Commitments (Foreign Currency), Revolving Loans, Term Loans (Foreign Currency) and Term Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

     (c) Each Bank may, from time to time, with the consent of the Agent and the Borrowers’ Agent (neither of which consents shall be unreasonably withheld or delayed; and if an Event of Default shall have occurred and be continuing, then consent of the Borrowers’ Agent shall not be required), assign to other lenders (“Assignees”) all or part of its rights or obligations hereunder or under any Loan Document evidenced by any Revolving Note in a minimum amount of $5,000,000 then held by that Bank, together with equivalent Dollar Amount proportions of its Revolving Commitment, any Term Note, and any Term Note (Foreign Currency) then held by that Bank and its Term Loan Commitment and Term Loan Commitment (Foreign Currency) pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Borrowers and the Agent in substantially the form of Exhibit 9.6, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes and Term Notes and Term Notes (Foreign Currency) which is to be assigned to each Assignee and the portion of the Revolving Commitment and Term Loan Commitment and Term Loan Commitment (Foreign Currency) of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that the assigning Bank must pay to the Agent a processing and recordation fee of $5,000 per assignment. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrowers and the Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrowers’ Agent of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with a ratable share of the Revolving Commitment and a Term Loan Commitment and a Term Loan Commitment (Foreign Currency) in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the Revolving Note and Term Note and a Term Note (Foreign Currency) a portion of which is being assigned, and the Borrowers shall execute and deliver a Revolving Note and Term Note and a Term Note (Foreign Currency) to the Assignee in the amount of its Revolving Commitment and its Term Loan Commitment and its Term Loan Commitment (Foreign Currency), respectively, and a new Revolving Note and Term Note and Term Note (Foreign Currency) to the assigning Bank in the amount of its Revolving Commitment and Term Loan Commitment and Term Loan Commitment (Foreign Currency), respectively, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” and “Term Notes” and “Term Notes (Foreign Currency)” for all purposes of this Agreement and of the other Loan Documents.

     (d) The Borrowers shall not be liable for any costs incurred by the Banks in effecting any participation under subparagraph (b) of this subsection or by the Banks in effecting any assignment under subparagraph (c) of this subsection except with respect to the Agent as provided in this Section 9.6.

     (e) Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank’s possession concerning the Borrowers or any of their Subsidiaries (if any) which has been delivered to such Bank by or on behalf of the Borrowers or any of their Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrowers or any of their Subsidiaries in connection with such Bank’s credit evaluation of such Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.7.

     (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     Section 9.7 Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrowers and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and any Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Agent or the Banks under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other then as a result of disclosure by the Agent or a Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Bank or by any applicable law, rule, regulation or judicial process that, in the opinion of the Agent or such Bank’s counsel, is binding on the parties hereto. Neither the Agent nor any Bank shall incur any liability to any Borrower by reason of any disclosure permitted by this Section 9.7.

     Section 9.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

     Section 9.9 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR NEW YORK STATE COURT SITTING IN NEW YORK CITY; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     Section 9.10 Waiver of Jury Trial. EACH BORROWER , THE AGENT AND EACH BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     Section 9.11 Survival of Agreement. All representations, warranties, covenants and agreement made by each Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrowers of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation (other than, notwithstanding anything to the contrary, inchoate indemnification Obligations) is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrowers under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

     Section 9.12 Indemnification. The Borrowers hereby agree to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all third party claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

     (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

     (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s or its officer’s, director’s, employee’s or agent’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

     This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability any Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrowers hereunder the indemnities and obligations of the Borrowers contained in this Section shall survive the payment in full of the other Obligations. Notwithstanding the foregoing, no Foreign Subsidiary shall be liable for any indemnity applicable to the Company or any Domestic Subsidiary that is not a Subsidiary of such Foreign Subsidiary.

     Section 9.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     Section 9.14 Entire Agreement. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrowers, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

     Section 9.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 9.16 Borrower Acknowledgments. Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrowers by the Agent or any Bank is for the protection of the Banks and neither such Borrower nor any third party is entitled to rely thereon.

     Section 9.17 Appointment of and Acceptance by Borrowers’ Agent. Each of the Borrowers hereby appoints and authorizes the Borrowers’ Agent to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and the Borrowers’ Agent hereby accepts such appointment.

     Section 9.18 Relationship Among Borrowers.

     (a) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Banks hereunder to make the Term Loans, Term Loans (Foreign Currency) and Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

     (b) Other Transactions. The Banks and the Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Bank or the Agent to realize upon any of the Obligations of any other Borrower to the Banks or the Agent, or upon any collateral or security for any or all of the Obligations, nor by the taking by any Bank or the Agent of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by any Bank or the Agent of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of any Bank or the Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

     (c) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Bank or the Agent to proceed against any security for the Obligations or any other recourse which any Bank or the Agent may have with respect thereto and further waives any and all requirements that any Bank or the Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

     (d) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Bank or the Agent, such Borrower shall not be entitled to be subrogated to any of the rights of any Bank or the Agent against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Bank or the Agent for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Banks and the Agent by the Borrowers on account of the Obligations are irrevocably paid in full (with the exception of contingent indemnity obligations). If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full (with the exception of contingent indemnity obligations), such amount shall be held by that Borrower in trust for the Banks and the Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

     (e) Application of Payments. Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Banks on such items of the Obligations as the Banks may elect.

     (f) Recovery of Payment. If any payment received by the Banks or the Agent and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

     (g) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Banks or the Agent. The Banks and the Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Bank’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

     (h) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

     (i) Limitation; Insolvency Laws. As used in this subsection 9.18(i): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Banks or the Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Banks and the Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

     Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bank.

     Section 9.20 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its office in Minneapolis, Minnesota. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, the relevant Borrower will, on the date of receipt by the relevant Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the relevant Borrower shall indemnify and save the Agent and the relevant Banks harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent or any Bank from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

[Signature Pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMMERCIAL VEHICLE GROUP, INC.

	By	/s/ Chad M. Utrup

Title CFO
Address:
6530 Campus Way
New Albany, Ohio 43054
Fax: (614) 289-5371
Attention: Jeff Vogel
COMMERCIAL VEHICLE SYSTEMS, INC.

	By	/s/ Chad M. Utrup

Title CFO

NATIONAL SEATING COMPANY

	By	/s/ Chad M. Utrup

Title CFO

TRIM SYSTEMS OPERATING CORP.

	By	/s/ Chad M. Utrup

Title CFO

TRIM SYSTEMS, L.L.C.

	By	/s/ Chad M. Utrup

Title CFO

[Signature Page to Revolving Credit and Term Loan Agreement]

TEMPRESS, INC.

By	/s/ Chad M. Utrup

Title CFO

CVS HOLDINGS, INC.

By	/s/ Chad M. Utrup

Title CFO

TRIM SYSTEMS, INC.

By	/s/ Chad M. Utrup

Title CFO

[Signature Page to Revolving Credit and Term Loan Agreement]

FOREIGN CURRENCY BORROWERS:

COMMERCIAL VEHICLE SYSTEMS LIMITED

By	/s/ Mervin Dunn

Title President & CEO

By	/s/ Chad M. Utrup

Title CFO

KAB SEATING LIMITED

By	/s/ Mervin Dunn

Title President & CEO

By	/s/ Chad M. Utrup

Title CFO

BOSTROM LIMITED

By	/s/ Mervin Dunn

Title President & CEO

By	/s/ Chad M. Utrup

Title CFO

[Signature Page to Revolving Credit and Term Loan Agreement]

BOSTROM INTERNATIONAL LIMITED

By	/s/ Mervin Dunn

Title President & CEO

By	/s/ Chad M. Utrup

Title CFO

CVS HOLDINGS LIMITED

By	/s/ Mervin Dunn

Title President & CEO

By	/s/ Chad M. Utrup

Title CFO

[Signature Page to Revolving Credit and Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ [Illegible]

Title Senior Vice President

In its individual corporate capacity and as Agent
Address:
800 Nicollet Mall
Minneapolis, MN 55402
Fax: 612-303-2258
Attention: Robert A. Rosati

[Signature Page to Revolving Credit and Term Loan Agreement]

COMERICA BANK

By	/s/ [Illegible]

Title Vice President

Address:
Comerica Tower
500 Woodward Avenue
Detroit, Michigan 48226
Fax: 313-222-3389
Attention: Matthew T. Breight

[Signature Page to Revolving Credit and Term Loan Agreement]

Schedule 1.1(b)
to Revolving Credit and
Term Loan Agreement

COMMITMENT AMOUNTS

			Term Loan
	Revolving	Term Loan	Commitment
	Commitment	Commitment	Amount (Foreign
Bank	Amount	Amount	Currency)
U.S. Bank National Association	$20,000,000	$26,000,000	£3,526,858.35
Comerica Bank	$20,000,000	$26,000,000	£3,526,858.35